SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [ ]

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[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

Northeast Utilities
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2014 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

On behalf of the Board of Trustees and the management of Northeast Utilities, it is my pleasure to invite you to attend the 2014 Annual Meeting of Shareholders of Northeast Utilities to be held on Thursday, May 1, 2014, at 10:30 a.m., at The Colonnade Hotel, 120 Huntington Avenue, Boston, Massachusetts 02116.

Information concerning the matters to be acted upon at the meeting is provided in the accompanying Notice of Annual Meeting of Shareholders and proxy statement. Our meeting agenda will also include a discussion of the operations of the Northeast Utilities system companies and an opportunity for questions.

As we have for the last several years, we are again taking advantage of the Securities and Exchange Commission rule that authorizes us to furnish proxy materials to many of our shareholders over the Internet. This process expedites the delivery of proxy materials and allows materials to remain easily accessible to our shareholders.

Whether or not you plan to attend the meeting, it is important that your shares be represented at the meeting. You may vote your shares over the Internet or by calling a toll-free telephone number. If you received a paper copy of the proxy card by mail, you may also sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained in the Notice of Internet Availability of Proxy Materials and the proxy materials.

On behalf of your Board of Trustees, I thank you for your continued support of Northeast Utilities.

Very truly yours,

Thomas J. May Chairman of the Board, President and Chief Executive Officer

March 21, 2014

Notice of Annual
Meeting of Shareholders

To Be Held on May 1, 2014

To the Shareholders of Northeast Utilities:

We are holding the Annual Meeting of Shareholders of Northeast Utilities (NU or the Company) on Thursday, May 1, 2014, at 10:30 a.m., at The Colonnade Hotel, 120 Huntington Avenue, Boston, Massachusetts 02116, for the following purposes:

1.	To elect thirteen nominees as Trustees, the names of whom are set forth in the accompanying proxy statement, for the ensuing year;

2.	To consider and approve the following advisory proposal:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and related material disclosed in this proxy statement, is hereby APPROVED;” and

3.	To ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for 2014. We will also transact any other business that may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 3, 2014 are entitled to receive notice of and to vote at the meeting or any adjournment thereof. You are cordially invited to be present at the meeting and to vote.

Under New York Stock Exchange rules, if your shares are held in a brokerage account and you have not provided directions to your broker, your broker will NOT be able to vote your shares with respect to the election of Trustees and the advisory proposal on executive compensation until you do so. We strongly encourage you to exercise your right to vote.

By Order of the Board of Trustees,

Gregory B. Butler Senior Vice President, General Counsel and Secretary

Hartford, Connecticut
Boston, Massachusetts
March 21, 2014

IMPORTANT

Whether or not you plan to attend the meeting, we urge you to vote your shares over the Internet or via the toll-free telephone number, as we describe in the accompanying materials and the Notice of Internet Availability of Proxy Materials. If you received a paper proxy card, you may vote by mail by completing, signing and dating the proxy card and returning it in the pre-addressed, postage-prepaid envelope accompanying the proxy card. No postage is necessary if mailed in the United States. Voting over the Internet, via the toll-free telephone number or mailing a proxy card will not limit your right to vote in person or to attend the Annual Meeting.

2014 Proxy Statement       i

COMPENSATION COMMITTEE REPORT	34
EXECUTIVE COMPENSATION	35
Summary Compensation Table	35
Grants of Plan-Based Awards During 2013	36
Equity Grants Outstanding at December 31, 2013	37
Options Exercised and Stock Vested In 2013	38
Pension Benefits in 2013	38
Nonqualified Deferred Compensation in 2013	40
Potential Payments Upon Termination or Change of Control	41
TRUSTEE COMPENSATION	47
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	48
PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION	49
PROPOSAL 3: RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM	50
Relationship with Independent Registered Public Accounting Firm	50
Report of the Audit Committee	51
OTHER MATTERS	52
SHAREHOLDER PROPOSALS	52
2013 ANNUAL REPORT AND ANNUAL REPORT ON FORM 10-K	52

ii       2014 Proxy Statement

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This is only a summary, and we encourage you to review the entire proxy statement as well as our 2013 Annual Report for the year ended December 31, 2013. The proxy statement and our 2013 Annual Report are first being provided to the Company’s shareholders and made available on the Internet at www.nu.com/investors on March 21, 2014.

Annual Meeting of Shareholders

Time and Date:	10:30 a.m., Eastern Time, on Thursday, May 1, 2014

Location:	The Colonnade Hotel
120 Huntington Avenue
Boston, MA

Record Date:	March 3, 2014

Proposals to be Voted on and Board Voting Recommendation

You are being asked by the Board of Trustees of Northeast Utilities to vote on three proposals:

Proposals		Recommendation
1.	Election of Trustees	FOR Each Nominee
2.	Advisory Vote to Approve Executive Compensation	FOR
3.	Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year
	ending December 31, 2014	FOR

Proposal 1 – Election of Trustees (see pages 9-15)

The Board has nominated 13 Trustees, 12 of whom are independent, for reelection to our Board of Trustees. Each of these nominees was elected to the Board by at least 97% of the shares voted at the 2013 Annual Meeting. The following table provides summary information about each nominee:

			Board Committees
		Trustee			Corporate
Trustee	Age	Since	Audit	Compensation	Governance	Executive	Finance
Richard H. Booth	67	2001	C			M	M
John S. Clarkeson	71	2008	M	M
Cotton M. Cleveland	61	1992			M		M
Sanford Cloud, Jr. *	69	2000		M	C	M
James S. DiStasio	66	2012		M		M	C
Francis A. Doyle	65	2012			M		M
Charles K. Gifford	71	2012		C	M	M
Paul A. La Camera	71	2012	M		M
Kenneth. R. Leibler	65	2006	M				M
Thomas J. May	66	2012				C
William C. Van Faasen	65	2012	M	M
Frederica M. Williams	55	2012	M				M
Dennis R. Wraase	70	2010		M	M

C:	Committee Chair
M:	Committee Member
*	Lead Trustee

The Board recommends that shareholders vote FOR the election of each nominee.

2014 Proxy Statement       1

PROXY STATEMENT SUMMARY

Proposal 2 – Advisory Vote to Approve the Company’s Executive Compensation
(see page 49)

We are asking shareholders to approve the compensation of the Company’s Named Executive Officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission. As described here and in the proxy statement, the Company achieved excellent financial and operating performance in 2013, and its total shareholder returns have consistently outperformed the utility industry over the long term. Our Board is committed to executive compensation programs that reflect market based and target incentive compensation that align the interests of our executives with those of our shareholders, and we believe that the compensation paid to our Named Executive Officers in 2013 reflects that alignment between pay and performance.

We met or exceeded challenging goals established for 2013 and achieved superior results, including:

  Our 2013 recurring earnings were $2.53 per share, an 11% increase over 2012 results, excluding merger and related settlement costs, exceeding our challenging earnings per share goal of $2.50.
  We achieved operations and maintenance cost reductions through successful integration activities, resulting in a 3.2% reduction in operating expenses from 2012, while continuing excellent operating performance.

  We increased our dividend to $1.47 per share, a 7.1% increase and nearly double the industry average dividend growth of 3.7%.

  For 2013, we delivered total shareholder return of 12.3%, the fifth straight year of double-digit total shareholder return.

  Our cumulative total shareholder returns of 47.0%, 110.3%, 194.5% and 313.8% over the past three-, five-, 10- and 15-year periods outperformed the utility industry over those same periods.

  Our overall electric system performance in 2013 was its best on record.
The Board recommends that shareholders vote FOR the advisory proposal approving the compensation paid to the Company’s Named Executive Officers.

Proposal 3 – Ratification of the Independent Registered Public Accounting Firm for
2014 (see pages 50 - 51)

The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2014. The Board is seeking shareholder ratification of this selection.

The Board recommends that shareholders vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm.

2       2014 Proxy Statement

PROXY STATEMENT SUMMARY

Even if you plan to attend our annual meeting in person, please cast your vote as soon as possible by:
FOR REGISTERED HOLDERS & 401K PARTICIPANTS: (hold shares directly with NU or through NUSCO 401K Plan)
Using the Internet at www.envisionreports.com/NU	Scanning this QR code to vote with your mobile device	Calling toll-free from the U.S., U.S. territories and Canada to 1-800-652-VOTE (8683)	Mailing your signed proxy form
FOR BENEFICIAL OWNERS: (hold shares through broker, bank or nominee)

Using the Internet at www.proxyvote.com	Scanning this QR code to vote with your mobile device	Calling toll-free from the U.S., U.S. territories and Canada to 1-800-454-VOTE (8683)	Mailing your signed voting instruction form

Corporate Governance and Executive Compensation Highlights

We maintain effective corporate governance and executive compensation standards:

  All Trustees are elected annually by a majority vote of shares issued and outstanding. Twelve of the thirteen nominees are independent.

  Each of our Trustees attended at least 94% of the aggregate number of Board and Committee meetings.

  Our Board is comprised of Trustees whose diversity in gender, ethnicity and backgrounds adds to the effectiveness of the Board.

  We maintain an effective enterprise risk oversight function through our Audit and Finance Committees, including oversight of our Enterprise Risk Management process.

  The Compensation Committee’s independent compensation consultant, Pay Governance LLC, is retained directly by the Committee, performs no other consulting or other services for the Company, and has no relationship with the Company that could result in a conflict of interest.

  Our executive and Trustee share ownership and holding guidelines emphasize the importance of share ownership. In addition to the share ownership guidelines requirement,

we require senior executives to hold the net shares awarded under the Company’s stock compensation program until the share ownership guidelines requirement has been met. In addition, 100% of Trustee stock compensation is deferred and not distributed until the Trustee’s retirement from the Board.

  The Compensation Committee has a compensation policy that requires our executives to reimburse the Company for incentive compensation received if earnings were subsequently required to be restated as a result of noncompliance with accounting rules caused by fraud or misconduct.

  The Company has discontinued the use of “gross ups” in all new or materially amended executive compensation agreements.

  The Compensation Committee has adopted a policy prohibiting all employees from entering into any hedging, pledging or derivative transactions with respect to NU common shares.

  Our employment agreements provide for “double trigger” change of control vesting for awards assumed by the surviving company.

2014 Proxy Statement       3

PROXY STATEMENT

Annual Meeting of Shareholders
May 1, 2014

Introduction

We are furnishing this proxy statement in connection with the solicitation of proxies by the Board of Trustees of Northeast Utilities for use at the Annual Meeting of Shareholders (the Annual Meeting) to be held on Thursday, May 1, 2014, at 10:30 a.m., at The Colonnade Hotel, 120 Huntington Avenue, Boston, Massachusetts 02116.

Under rules and regulations of the Securities and Exchange Commission, or SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record or beneficial owner of Northeast Utilities common shares (common shares), beginning on March 21, 2014, we mailed a Notice of Internet Availability of Proxy Materials to each shareholder who holds fewer than 1,000 common shares and have made available to these shareholders our proxy materials, which include our 2014 proxy statement and our 2013 Annual Report, over the Internet. Shareholders who received a Notice of Internet Availability of Proxy Materials by mail did not receive a printed copy of the proxy materials. However, these shareholders are entitled to request copies of these materials by following the instructions included in the Notice of Internet Availability of Proxy Materials. The Notice of Internet Availability of Proxy Materials also includes instructions for accessing the proxy materials online and for voting common shares via telephone or the Internet.

We also mailed the 2014 proxy statement, proxy card and 2013 Annual Report to holders of 1,000 common shares or more beginning on March 21, 2014.

If you vote using the Internet, by telephone or by mailing a proxy card, the proxies will vote your common shares as you direct. For the election of Trustees (Proposal 1), you can specify whether your shares should be voted for all, some, or none of the listed nominees for Trustee. For the advisory proposal on executive compensation (Proposal 2) and the proposal to ratify the selection of Deloitte & Touche

LLP as our independent registered public accounting firm (Proposal 3), you may vote “FOR” or “AGAINST” the proposals, or you may abstain from voting on the proposals.

If you vote using the Internet, by telephone or by mailing a proxy card without any instructions, the proxies will vote your common shares consistent with the recommendations of our Board of Trustees as stated in this proxy statement and in the Notice of Internet Availability of Proxy Materials, specifically: FOR the election of each Trustee nominee; FOR the advisory proposal approving the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC; and FOR the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. If any other matters are properly presented at the Annual Meeting for consideration, then the proxies will have discretion to vote your common shares on those matters. As of the date of the proxy statement, we did not know of any other matters to be presented at the Annual Meeting.

Only holders of common shares of record at the close of business on March 3, 2014 (the record date) are entitled to receive notice of and to vote at the meeting or any adjournment thereof. On the record date, there were 46,807 holders of record and 315,629,935 common shares outstanding and entitled to vote. You are entitled to one vote on each matter to be voted on at the Annual Meeting for each common share that you held on the record date.

The principal office of Northeast Utilities is located at One Federal Street, Building 111-4, Springfield, Massachusetts 01105. The general offices of Northeast Utilities are located at 800 Boylston Street, Boston, Massachusetts 02199 and 56 Prospect Street, Hartford, Connecticut 06103-2818.

4       2014 Proxy Statement

PROXY STATEMENT

Questions and Answers About the Annual Meeting and Voting

Q:	WHAT AM I VOTING ON?

A:	The Board of Trustees of Northeast Utilities is asking you to vote on three proposals. The first proposal is the election of 13 nominees to our Board of Trustees. At the recommendation of the Corporate Governance Committee, the Board of Trustees has nominated 13 persons for election as Trustees, each of whom is currently serving as a Trustee. For more information on each nominee, please turn to “Election of Trustees” beginning on page 9.

The Board is also asking you to vote on an advisory proposal. This advisory proposal, commonly known as “Say-on-Pay,” is a vote to approve the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and related material disclosed in this proxy statement. For more information on this advisory proposal, please turn to “Advisory Vote on Executive Compensation” beginning on page 49.

The Board is also asking you to ratify the selection of Deloitte & Touche LLP as Northeast Utilities’ independent registered public accounting firm for 2014. For more information on this selection, please turn to “Ratification of the Selection of the Independent Registered Public Accounting Firm” beginning on page 50.

Q:	WILL ANY OTHER MATTERS BE VOTED ON?

A:	We do not expect any other matters to be considered at the Annual Meeting. However, if a matter not described in this proxy statement is legally and properly brought before the Annual Meeting by a shareholder, the individuals designated as proxies will vote on the matter in accordance with their judgment of what is in the best interest of Northeast Utilities. We are not aware of any other matters to be presented at the Annual Meeting.

Q:	WHO IS ENTITLED TO VOTE?

A:	You are entitled to vote at the Annual Meeting if you held common shares on the record date, March 3, 2014. As of the record date, 315,629,935 common shares were outstanding and entitled to vote. You are entitled to one vote on each matter to be voted on at the Annual Meeting for each common share that you held on the record date.
Q:	HOW DO I VOTE?

A:	You can vote in any one of the following ways:

  You can vote using the Internet. Follow the instructions in the Notice of Internet Availability of Proxy Materials or on the proxy card. The Internet procedures are designed to authenticate a shareholder’s identity to allow shareholders to vote their shares and confirm that their instructions have been properly recorded.

  Internet voting facilities for shareholders of record are available 24 hours a day and will close at 11:59 p.m. (Eastern Time) on April 30, 2014. You may access this proxy statement and related materials by going to www.envisionreports.com/NU.

  You can vote by telephone. The proxy card includes a toll-free number you can call to vote your common shares. Voting by telephone is available 24 hours a day and will close at 11:59 p.m. (Eastern Time) April 30, 2014.

  You can vote by mail. If you received a paper proxy card, you may vote by mail by completing, signing and dating the proxy card and returning it in the pre-addressed, postage-prepaid envelope accompanying the proxy card. Proxy cards submitted by mail must be received by the time of the Annual Meeting in order for your shares to be voted.

  You can vote in person at the Annual Meeting by delivering your completed proxy card in person at the Annual Meeting or by completing a ballot available upon request at the meeting.

  If your common shares are held by a broker, bank or other nominee (i.e., in street name), you should receive instructions from that person or entity that you must follow in order to vote your common shares. You may vote by mail by requesting a voting instruction form in accordance with the instructions received from your broker or other agent. Complete, sign and date the voting instruction form provided by the brokers or other agents and return it in the pre-addressed, postage-prepaid envelope provided to you. You will also be able to vote these shares by Internet or telephone.

Regardless of how you choose to vote, your vote is important, and we encourage you to vote promptly.

2014 Proxy Statement       5

PROXY STATEMENT

Q:	AS A PARTICIPANT IN THE NORTHEAST UTILITIES SERVICE COMPANY 401K PLAN, HOW DO I VOTE MY SHARES HELD IN MY PLAN ACCOUNT?

A:	If you are a participant in the Northeast Utilities Service Company 401K Plan, you may vote the common shares held in your plan account by voting through the Internet or by telephone by following the instructions on the Notice of Internet Availability of Proxy Materials that you received in the mail. Internet voting and voting by telephone is available 24 hours a day and will close for plan participants at 11:59 p.m. (Eastern Time) on April 28, 2014.

The Notice of Internet Availability of Proxy Materials also includes instructions for requesting printed proxy materials by mail. If you requested and received a paper proxy card, you may vote by mail by completing, signing and dating the proxy card and returning it in the pre-addressed, postage-prepaid envelope included with the proxy card.

Whether you vote through the Internet, by telephone or by returning a proxy card in the mail, the plan trustee will vote the common shares held in your plan account in accordance with your instructions. If you do not provide the plan trustee with instructions by 11:59 p.m. on April 28, 2014, the common shares in your Northeast Utilities Service Company 401K Plan account will be voted by the plan trustee in the same proportion as the votes cast by participants in the plan.

Q:	I HAVE NOT YET EXCHANGED MY NSTAR COMMON SHARE CERTIFICATES FOR NU COMMON SHARES. AM I ENTITLED TO VOTE?

A:	Yes. However, you will not receive dividends on your NU common shares until your NSTAR common shares are exchanged, so we urge you to complete the exchange promptly.

Q:	HOW MANY VOTES ARE NEEDED TO HOLD THE MEETING?

A:	The presence in person or by proxy at the Annual Meeting of the holders of a majority of all common shares issued and outstanding and entitled to vote at the Annual Meeting is required for a quorum in order to hold the meeting.

Q:	HOW MANY VOTES ARE NEEDED TO ELECT THE NOMINEES FOR TRUSTEE?

A:	The affirmative vote of a majority of all common shares issued and outstanding and entitled to vote at the Annual Meeting is required to elect a Trustee.
Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE ADVISORY PROPOSAL ON SAY-ON-PAY?

A:	The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the advisory proposal on executive compensation.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE RATIFICATION OF DELOITTE & TOUCHE LLP AS NORTHEAST UTILITIES’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014?

A:	The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP as Northeast Utilities’ independent registered public accounting firm for the year ending December 31, 2014.

Q:	HOW DOES THE BOARD RECOMMEND THAT I VOTE?

A:	The Board recommends that you vote as follows:

  FOR the election of each Trustee nominee (Proposal 1);

  FOR the advisory proposal approving the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC (Proposal 2); and

  FOR the proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal 3).

Q:	HOW ARE VOTES COUNTED?

A:	In determining whether we have a quorum, we count all properly submitted proxies and ballots, including abstentions, broker non-votes and withheld votes, as present and entitled to vote. Abstentions and broker non-votes, as well as votes withheld, are not considered votes cast and will not be counted for or against the advisory proposal on Say-on-Pay or the proposal to ratify the selection of Deloitte & Touche LLP. However, because the election of each Trustee requires the affirmative vote of at least a majority of the common shares outstanding and entitled to vote at the Annual Meeting, abstentions, broker non-votes and votes withheld with respect to a particular Trustee nominee will have the same effect as a vote against such Trustee nominee.

Q:	WHO WILL COUNT THE VOTES?

A:	Representatives of Computershare Investor Services, our Registrar and Transfer Agent, will count the votes.

6     2014 Proxy Statement

PROXY STATEMENT

Q:	WHAT ARE BROKER NON-VOTES?

A:	Broker non-votes occur when brokers holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial holders. If a broker does not have instructions and is barred by law or applicable rules from exercising its discretionary voting authority in the particular matter, then the shares will not be voted on the matter, resulting in a “broker non-vote.” For our Annual Meeting, this means that absent voting instructions, brokers are not permitted to vote on the election of Trustees or the non-binding advisory proposal on “Say-on-Pay” so there may be broker non-votes on these proposals. If your shares are held by a broker and you wish to vote on the election of Trustees and on the Say-on-Pay proposal, you should complete the voting instruction form you receive from the broker or request one from the broker as necessary. You will also be able to vote these shares by Internet or telephone. A broker may vote on the ratification of the selection of our independent registered public accounting firm without instructions; therefore, broker non-votes are not expected for Proposal 3.

Q:	WHAT SHARES ARE COVERED BY THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS AND PROXY CARD?

A:	For each account in which you own common shares:

Directly in your name as the shareholder of record; or Indirectly through a broker, bank or other holder of record;

you should have received either: (i) a Notice of Internet Availability of Proxy Materials; or (ii) a paper or electronic proxy card.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR PROXY CARD?

A:	If you receive more than one Notice of Internet Availability of Proxy Materials and/or more than one proxy card, then you have multiple accounts in which you own common shares. Please follow all instructions to ensure that all of your shares are voted. In addition, for your convenience, we recommend that you contact your broker, bank or our transfer agent to consolidate as many accounts as possible under a single name and address. Our transfer agent is Computershare Investor

Services. If you have any questions concerning common shares you hold in your name, including address changes, name changes, requests to transfer shares and similar issues, you may contact Computershare Investor Services by mail at P. O. Box 43078, Providence, Rhode Island 02940-3078, by telephone at (800) 999-7269 or on the Internet at www.computershare.com.

Q:	HOW CAN I CHANGE MY VOTE?

A:	Your presence at the Annual Meeting will not automatically revoke your proxy. You may, however, revoke a proxy and change your vote at any time before the polls close at the Annual Meeting by:

  Delivering either a written notice of revocation of the proxy or a duly executed proxy bearing a later date to Richard J. Morrison, Assistant Secretary, Northeast Utilities, Post Office Box 270, Hartford, Connecticut 06141-0270;

  Re-voting on the Internet or by telephone until 11:59 p.m. (Eastern Time) on April 30, 2014; or

  Attending the Annual Meeting and voting in person.

If you are a participant in the Northeast Utilities Service Company 401K Plan, you can revoke your proxy card and change your vote by re-voting on the Internet or by telephone until 11:59 p.m. (Eastern Time) on April 28, 2014.

Q:	WHO PAYS THE COST OF SOLICITING THE PROXIES REQUESTED?

A:	We will bear the cost of soliciting proxies on behalf of the Board of Trustees. In addition to the use of the mails, proxies may be solicited by telephone or electronic mail, by officers or employees of Northeast Utilities or its affiliate, Northeast Utilities Service Company, who will not be specially compensated for such activities, and by employees of Computershare Investor Services, our Transfer Agent and Registrar. We have also retained AST Phoenix Advisors, a professional proxy soliciting firm, to assist in the solicitation of proxies for a fee of $10,000, plus reimbursement of certain out-of-pocket expenses. We also will request persons, firms and other companies holding common shares in their names or in the name of their nominees, which are beneficially owned by others as of March 3, 2014, to send proxy materials to and obtain voting instructions from the beneficial owners, and we will reimburse those holders for any reasonable expenses that they incur.

2014 Proxy Statement     7

PROXY STATEMENT

Q:	HOW CAN I OBTAIN ELECTRONIC ACCESS TO PROXY MATERIALS INSTEAD OF RECEIVING PAPER COPIES BY MAIL?

A:	This proxy statement and our 2013 Annual Report are available on our website at www.nu.com in the Investors section under the link entitled “Financial & SEC Reports.” You may elect to enroll in “electronic access” to receive future proxy statements and annual reports electronically instead of receiving paper copies in the mail. If you are a shareholder of record, you can choose this option and save the Company the cost of producing and mailing these documents by visiting www.computershare.com/investor and following the instructions. You will need to login to your account or create a login to verify your identity. If your common shares are held by a broker, bank or other nominee (i.e., in street name), and you wish to enroll in electronic access, you should contact your broker, bank or nominee.

If you choose to receive future proxy statements and annual reports electronically, each year we will timely notify you when these documents become available. Your choice to receive these documents electronically will remain in effect until you instruct us otherwise. You need not elect electronic access each year.
Q:	WHERE CAN I GET A COPY OF THE NORTHEAST UTILITIES ANNUAL REPORT?

A:	If you were a shareholder of record on March 3, 2014 and received paper copies of the proxy materials, you should have received a paper copy of our 2013 Annual Report for the year ended December 31, 2013. If you would like a copy of our Annual Report on Form 10-K filed with the SEC, you can access it on our website at www.nu.com/investors/reports/sec.asp or you may request it from our Assistant Secretary at the following address and we will send it to you free of charge:

Richard J. Morrison Assistant Secretary Northeast Utilities Post Office Box 270 Hartford, Connecticut 06141-0270

8     2014 Proxy Statement

PROPOSAL 1: ELECTION OF TRUSTEES

Our Board of Trustees oversees the business affairs and management of Northeast Utilities. The Board currently consists of 14 Trustees, only one of whom, Thomas J. May, our Chairman of the Board, President and Chief Executive Officer, is a member of management. Mr. Charles Shivery, who served the Company both as Chairman of the Board, President and Chief Executive Officer, and then as Chairman of the Board following his retirement from employment in 2012, is stepping down from the Board of Trustees following the 2014 Annual Meeting of Shareholders.

Thirteen Trustees have been nominated for reelection as Trustees at the Annual Meeting to hold office until the next annual meeting and until the succeeding Board of Trustees has been elected, and until at least a majority of the succeeding Board is qualified to act. Unless you specify otherwise, the enclosed proxy will be voted to elect the 13 nominees named on pages 9-15 as Trustees.

If one or more of the nominees should become unavailable for election, which the Board of Trustees does not currently anticipate, the proxy may be voted for a substitute person or persons, but not more than a total of 13 nominees. In accordance with the Northeast Utilities Declaration of

Trust, the shareholders fixed the number of Trustees at 14 in 2011, one more than the current number of nominees due to Mr. Shivery stepping down from the Board.

Set forth below and on the following pages is each nominee’s name, age, date first elected as a Trustee, and a brief summary of the nominee’s business experience, including the nominee’s particular experience, qualifications, attributes or skills that led the Board to conclude that the nominee should continue to serve as a Trustee. See the Trustees’ biographies below and the section captioned “Selection of Trustees” beginning on page 20. Each nominee has indicated he or she will stand for election and will serve as a Trustee if elected. An affirmative vote of a majority of the common shares outstanding as of the record date will be required to elect each nominee. Abstentions, broker non-votes and withheld votes will be counted in the determination of a quorum and will have the same effect as a vote against a nominee.

The Board of Trustees recommends that shareholders vote FOR the election of the nominees listed below

Richard H. Booth, 67

Trustee since 2001.

Mr. Booth serves as a senior advisor to Century Capital Management LLC, an investment advisory firm located in Boston, Massachusetts. From July 2009 until his retirement on March 1, 2014, Mr. Booth served as Vice Chairman of Guy Carpenter & Company, LLC, a global reinsurance intermediary and wholly owned subsidiary of Marsh & McLennan Companies, Inc. From June 2008 to March 2009, Mr. Booth served as a corporate officer, and from October 2008 to March 2009, as Vice Chairman, Transition Planning and Chief Administrative Officer, of American International Group, Inc. From January 2000 to March 2009, he served as Chairman and a director of HSB Group, Inc. From January 2000 to March 2009, he served as Chairman and a director of Hartford Steam Boiler Inspection and Insurance Company. In addition to Northeast Utilities, Mr. Booth serves on the boards of SunLife Financial Inc., The Hanover Insurance Group, Inc. and several private and/or non-profit companies. He is a former member of the Financial

Accounting Standards Advisory Council and its Steering Committee and is a National Association of Corporate Directors Board Leadership Fellow. Mr. Booth received B.S. and M.S. degrees from the University of Hartford.

Mr. Booth has considerable senior executive level experience in business and management, including in particular strategic planning, capital and financial markets, accounting and financial reporting, credit markets and risk assessment, both in his current position at Century Capital Management LLC and as an executive officer of Guy Carpenter & Company LLC, as well as in other prior positions, including Chairman of HSB Group and Chairman of Hartford Steam Boiler. He has served on the boards of directors of numerous companies. In addition, Mr. Booth is a member of the American Institute of Certified Public Accountants and the Connecticut Society of Certified Public Accountants. Based on these skills and qualifications, coupled with his ties to the City of Hartford and the State of Connecticut, the Board of Trustees determined that Mr. Booth should continue to serve as a Trustee.

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PROPOSAL 1: ELECTION OF TRUSTEES

John S. Clarkeson, 71

Trustee since 2008.

Mr. Clarkeson has served as the Chairman Emeritus of The Boston Consulting Group, Inc. since 2007. Previously, Mr. Clarkeson served as Co-Chairman of the Board of The Boston Consulting Group, Inc. from 2004 to 2007. He is a director of the Cabot Corporation, a director of the National Bureau of Economic Research, a former trustee of the Educational Testing Service, a trustee emeritus of the Massachusetts General Physicians Organization, Inc., and a member of the INSEAD Advisory Council. Mr. Clarkeson received an A.B. degree magna cum laude from Harvard College, where he was a Harvard National Scholar, and an M.B.A. from Harvard Business School.

Mr. Clarkeson has significant senior executive level experience in business and management through his service as Chairman and Chief Executive Officer of The Boston Consulting Group, as well as his service as a director of Cabot Corporation, where he chairs the Corporate Governance and Nominating Committee and serves on the Compensation and Executive Committees. He has served on the boards of directors of numerous companies. He also has experience in budgeting, capital and financial markets, credit markets, and risk assessment. Based on these skills and qualifications, the Board of Trustees determined that Mr. Clarkeson should continue to serve as a Trustee.

Cotton M. Cleveland, 61

Trustee since 1992.

Ms. Cleveland has been President of Mather Associates, a firm specializing in leadership and organizational development for business, public and nonprofit organizations, since 1981. She is a director of The National Grange Mutual Insurance Company and Ledyard National Bank, and was the founding Executive Director of the state-wide Leadership New Hampshire program. She was elected and served as the Moderator of the Town of New London, New Hampshire and the New London/Springfield Water Precinct from 2000 to 2010. Ms. Cleveland has also served as Chair, Vice Chair and member of the Board of Trustees of the University System of New Hampshire, as Co-Chair of the Governor’s Commission on New Hampshire in the 21st Century, and as an incorporator for the New Hampshire Charitable Foundation. Ms. Cleveland received a B.S. magna cum laude from the University of New Hampshire, Whittemore School of Business and Economics. She is a certified and practicing Court Appointed Special Advocate/Guardian ad Litem (casa/gal) volunteer for abused and neglected children.

Ms. Cleveland founded and serves as President of her own consulting firm. She has experience serving on the boards of directors of numerous companies. She also benefits from her policy-making level experience in education at the university level as the Chair, Vice Chair and member of the Board of Trustees of the University System of New Hampshire. In addition, she has policy-making level experience in financial and capital markets as a result of her service as a director of Ledyard National Bank and Bank of Ireland. Based on her skills and experience, combined with her ties to the State of New Hampshire, the Board of Trustees determined that Ms. Cleveland should continue to serve as a Trustee.

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PROPOSAL 1: ELECTION OF TRUSTEES

Sanford Cloud, Jr., 69

Lead Trustee since 2012;
Trustee since 2000.

Mr. Cloud has been Chairman and Chief Executive Officer of The Cloud Company, LLC, a real estate development and business investment firm, since 2005. Mr. Cloud served as past President and Chief Executive Officer of the National Conference for Community and Justice from 1994 to 2004, was a former partner at the law firm of Robinson and Cole from 1993 to 1994, and served for two terms as a state senator of Connecticut. Mr. Cloud has served as a director of The Phoenix Companies, Inc. since 2001 and is currently a director of Ironwood Mezzanine Fund, L.P. He is also a director of the MetroHartford Alliance, Inc., and Chairman of The Connecticut Health Foundation and the University of Connecticut Health Center. In addition, Mr. Cloud is a member of the Board of Trustees of the University of Connecticut, serves as director of its Thomas J. Dodd Center for Human Rights and is a director of Back 9 Network. Mr. Cloud received a B.A. from Howard University, a J.D. cum laude from the Howard University Law School, and an M.A. in Religious Studies from the Hartford Seminary.

Mr. Cloud has significant policy-making level experience in business and financial affairs as a director of several publicly traded companies. He has served on the boards of directors of numerous companies. Combined with his practice as a law firm partner, his experience as a Connecticut state senator, and his significant ties to the City of Hartford and the State of Connecticut, the Board of Trustees determined that Mr. Cloud should continue to serve as a Trustee.

James S. DiStasio, 66

Trustee since 2012.

Mr. DiStasio served as Senior Vice Chairman and Americas Chief Operating Officer at Ernst & Young, a registered public accounting firm, from 2003 until his retirement in 2007. Mr. DiStasio joined Ernst & Young in 1969 and became a partner in 1977. He has served as a director of EMC Corporation since 2010. He served as a trustee of NSTAR from 2009 until the closing of the NSTAR merger. He previously served as a director of the United Way of Massachusetts Bay and Merrimack Valley and as a trustee of each of Catholic Charities of Boston, the Boston Public Library Foundation and the Wang Center for the Performing Arts. Mr. DiStasio received a bachelor’s degree in Accounting from the University of Illinois at Chicago.

Mr. DiStasio has significant experience overseeing the accounting and financial reporting processes of major public companies, derived from his service as a senior executive at one of the largest public accounting firms in the world. In his position of Senior Vice Chairman and Americas Chief Operating Officer, Mr. DiStasio also acquired important management and leadership skills that provide additional value and support to the Board. Based on his skills and experience, the Board of Trustees determined that Mr. DiStasio should continue to serve as a Trustee.

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PROPOSAL 1: ELECTION OF TRUSTEES

Francis A. Doyle, 65

Trustee since 2012.

Since 2001, Mr. Doyle has served as President and Chief Executive Officer of Connell Limited Partnership, whose businesses produce metal components and related supplies for the automotive, power, mining, appliance, office and farm equipment industries. From 1972 to 2001, he was Vice Chairman of PricewaterhouseCoopers LLP, where he was Global Technology Leader and a member of the firm’s Global Leadership Team. Mr. Doyle became a Trustee at the closing of the NSTAR merger. He has served as a director and Chairman of the audit committee and a member of the executive committee of each of Tempur Sealy International, Inc. and Liberty Mutual Holding Company, Inc. since 2003. In the past five years, Mr. Doyle has served as a director of Citizens Financial Group, where he was a member of the executive committee and chaired the compensation committee, as a trustee of the Joslin Diabetes Center, where he chaired the finance committee, and as a trustee of Boston College. Mr. Doyle is a certified public accountant and holds a B.S. degree and an M.B.A. degree from Boston College.

Mr. Doyle has significant financial accounting and financial reporting experience and an in-depth understanding of finance and capital markets, through his years at PricewaterhouseCoopers. He also has extensive senior management experience as the President and Chief Executive Officer of a global manufacturer. Mr. Doyle has served on the boards of directors of numerous companies. Based on his qualifications and experience, the Board of Trustees determined that Mr. Doyle should continue to serve as a Trustee.

Charles K. Gifford, 71

Trustee since 2012.

Mr. Gifford has served as the Chairman Emeritus of Bank of America Corporation, a bank holding company, since his retirement as Chairman in 2005. He is also a Director of Bank of America Corporation. He has served as a director of CBS Corporation since 2006. From 2007 through 2012, Mr. Gifford served as a director of NYSE Group Trust I, established as part of the creation of NYSE Euronext and charged with remedying certain significant and unforeseen effects in the application of U.S. or European regulation and legislation on markets operated by NYSE Euronext subsidiaries. He served as trustee of NSTAR from 1999 until the closing of the NSTAR Merger. He is the chairman of the Boston Plan for Excellence in the Public Schools and was the founding chairman of the United Way of Massachusetts Bay's “Success By 6” initiative. He serves on the boards of several nonprofit organizations, including Massachusetts General Hospital, Partners HealthCare System, Inc., Dana Farber/Partners Cancer Care, Red Sox Foundation, Northeastern University, Nantucket Cottage Hospital and is an Honorary Life Overseer at the Boston Children’s Hospital. He is an honorary director of the Greater Boston Chamber of Commerce. Mr. Gifford received a B.A. from Princeton University.

Mr. Gifford, through a career overseeing large complex financial institutions in the banking industry, brings important business and financial expertise to the Board in its deliberations on complex transactions and other financial matters. In addition, his breadth of director experience, which includes his service on executive, credit, governance and nominating, compensation, and audit committees, as well as his previous service as Lead Trustee of NSTAR, provides valuable contributions to the Board in implementing good corporate governance. Based on his qualifications and experience, the Board of Trustees determined that Mr. Gifford should continue to serve as a Trustee.

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PROPOSAL 1: ELECTION OF TRUSTEES

Paul A. La Camera, 71

Trustee since 2012.

Mr. La Camera has served as the Administrator of Public Radio for WBUR, the National Public Radio news station in Boston since 2011. Previously, Mr. La Camera served as General Manager of WBUR from 2005 until 2010 and as the President and General Manager of WCVB-TV Channel 5 Boston from 1993 to 2005. He served as a trustee of NSTAR from 1999 until the closing of the NSTAR merger. Mr. La Camera is a director of Blitz Media, Inc. He serves on the board of the Boston Foundation and as a trustee of the Boston Public Library. Mr. La Camera is a graduate of the College of Holy Cross, where he served as a trustee for eight years. He received Masters Degrees in Journalism and Urban Studies from Boston University and an M.B.A. from Boston College.

Mr. La Camera served for more than 30 years as an executive in the local television and radio broadcast industry. In addition to his experience in operating regulated broadcast businesses and the important perspective that his career in broadcast journalism provides, Mr. La Camera brings extensive organizational and leadership skills to the Board, along with his link to the NSTAR customer community through his substantial non-profit board service. Based on his qualifications and experience, the Board of Trustees determined that Mr. La Camera should continue to serve as a Trustee.

Kenneth R. Leibler, 65

Trustee since 2006.

Mr. Leibler has served as a Trustee of The Putnam Mutual Funds since 2006 and the Chair of the Audit and Compliance Committee since 2012. He has served as a Trustee of Beth Israel Deaconess Medical Center since 2006, and as Vice Chairman of Beth Israel Medical Center from 2009 to 2012. He is also a director of Beth Israel Deaconess Care Organization, an accountable care group owned jointly by Beth Israel Deaconess Medical Center and its affiliated physicians network. He is a founding partner of the Boston Options Exchange and served as its Chairman from 2004 to February 2007. He is a past Vice Chairman of the Board of Directors of ISO New England, Inc., the independent operator of New England’s bulk electric transmission system, where he served until 2006. He also served as a director of The Ruder Finn Group from 2005 to 2010. Mr. Leibler received a B.A. magna cum laude from Syracuse University.

Mr. Leibler has considerable senior executive level experience in business and management, including experience in financial markets and risk assessment, as the former Chairman of the Boston Options Exchange, former Chairman and CEO of the Boston Stock Exchange, and former President, Chief Operating Officer and Chief Financial Officer of the American Stock Exchange, as well as through his current service as a Trustee of The Putnam Mutual Funds, where he recently became chair of the Audit and Compliance Committee and serves on the pricing, distributions, investment oversight, and investment oversight coordinating committees. He also has policy-making level experience in the electric utility industry through his service as the Vice Chairman of ISO New England. Based on these qualifications, the Board of Trustees determined that Mr. Leibler should continue to serve as a Trustee.

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PROPOSAL 1: ELECTION OF TRUSTEES

Thomas J. May, 66

Trustee since 2012.

Mr. May has served as Chairman of the Board of Northeast Utilities since October 10, 2013 and as President and Chief Executive Officer and a Trustee since the closing of the NSTAR merger in April 2012. He has also served as the Chairman and a director of each of The Connecticut Light and Power Company, NSTAR Electric Company, NSTAR Gas Company, Public Service Company of New Hampshire, Western Massachusetts Electric Company and Yankee Gas Services Company since the closing of the merger. Previously, Mr. May served as Chairman, President and Chief Executive Officer and a Trustee of NSTAR and its predecessor Boston Edison Company from 1994 until the closing of the merger. Mr. May has served as a director of Bank of America Corporation since 2004 and a director of Liberty Mutual Holding Company, Inc. since 2002. He is Chair of the Board of Trustees of Stonehill College, a member of the Executive Committee of the Board of Directors of the Boston Chamber of Commerce, a member of the Board of Trustees of Dana Farber Cancer Institute and a member of the Board of The John F. Kennedy Library Foundation. Mr. May received a bachelor’s degree in business administration From Stonehill College and a M.S. in Finance from Bentley College. He is also a graduate of the Harvard Business School’s Advanced Management Program.

Mr. May is the Chairman, President and Chief Executive Officer of the Company. His extensive experience in the energy industry and diverse financial, operations and management skills provide the necessary background to lead the Company. Mr. May represents management on the Board as the sole management Trustee. Based on these skills and experiences, the Board of Trustees determined that Mr. May should continue to serve as a Trustee.

William C. Van Faasen, 65

Trustee since 2012.

Mr. Van Faasen served as Chief Executive Officer of Blue Cross Blue Shield of Massachusetts, Inc. (BCBSMA), a health care services provider, from 1992 until his retirement in 2007. He is currently Chairman of BCBSMA and also served as interim Chief Executive Officer in 2010. He has served as a director of Liberty Mutual Holding Company, Inc. since 2002 and as Lead Director since April 2012. He served as a director of IMS Health, Inc. from 1996 to 2010 and as Lead Director from 2006 to 2010. He also served as a director of PolyMedica Corporation from 2005 to 2008. Mr. Van Faasen served as a trustee of NSTAR from 2002 until the completion of the NSTAR merger. He is an honorary director of the Greater Boston Chamber of Commerce and previously served as a director of the United Way of Massachusetts Bay and Merrimack Valley. Mr. Van Faasen received a B.A. from Hope College and an M.B.A. from Michigan State University.

Mr. Van Faasen brings to the Board extensive management, leadership, and financial experience as a result of leading a large company in a regulated industry. He also brings in-depth experience and insight as a director of several public companies, including service as a lead director. Based on his qualifications and experience, the Board of Trustees determined that Mr. Van Faasen should continue to serve as a Trustee.

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PROPOSAL 1: ELECTION OF TRUSTEES

Frederica M. Williams, 55

Trustee since 2012.

Ms. Williams has served as the President and Chief Executive Officer of Whittier Street Health Center in Boston, an urban community health care facility serving residents of Boston and surrounding communities, since 2002. Prior to joining Whittier, she served as the Senior Vice President of Administration and Finance and Chief Financial Officer of the Dimock Center, a large health care and human services facility in Boston. She was elected as a trustee of NSTAR in March 2012 and served as a trustee until the completion of the NSTAR merger. Ms. Williams is a member of the Board of Trustees of Dana Farber Cancer Institute, the Massachusetts League of Community Health Centers and Boston Health Net. Ms. Williams attended the London School of Accountancy, passed the examinations of the Institute of Chartered Secretaries and Financial Administrators, (United Kingdom) (ICSA) and of the Institute of Administrative Management (United Kingdom), with distinction, and was elected a Fellow of the ICSA in 2000. She obtained a graduate certificate in Administration and Management from the Harvard University Extension School and an M.B.A. with a concentration in Finance from Anna Maria College in Paxton, Massachusetts.

Ms. Williams has more than 20 years of experience in a heavily regulated industry and has served as the President and Chief Executive Officer of Whittier Street Health Center, a national model for providing equitable access to high quality and cost effective health care, for more than ten years. She also has significant experience serving on numerous boards and advisory boards. Based on her qualifications and experience, the Board of Trustees determined that Ms. Williams should continue to serve as a Trustee.

Dennis R. Wraase, 70

Trustee since 2010.

Mr. Wraase served as Chairman of the Board, Chief Executive Officer and a director of Pepco Holdings, Inc. (PHI) until his retirement in June 2009. PHI is an energy delivery company in the mid Atlantic region. He was elected Chairman of PHI in 2004, became Chief Executive Officer in 2003 and served as a director since 1998. He previously served as the President of PHI from 2001 to 2008 and Chief Operating Officer from 2002 to 2003. He is a member of the Financial Executives Institute and the American Institute of Certified Public Accountants. Mr. Wraase currently serves as the Executive-In-Residence at the Center for Social Value Creation at the Robert H. Smith School of Business, University of Maryland. He is also currently a director and Vice Chairman of the University of Maryland System Foundation. Mr. Wraase previously served as a director of the Edison Electric Institute, The Association of Edison Illuminating Companies and the Institute for Electric Efficiency, and as the President of the Southeastern Electric Exchange. Mr. Wraase received a B.S. in Accounting from the University of Maryland and an M.S. in Business Financial Management from The George Washington University.

Mr. Wraase brings to Northeast Utilities considerable utility industry knowledge and experience gained through his career of service at PHI. He has significant policy-making level experience in the heavily regulated industry as well as in the capital and financial markets, credit markets, financial reporting and accounting, and risk assessment. He is also a certified public accountant. Based on his extensive experience and qualifications, the Board of Trustees determined that Mr. Wraase should continue to serve as a Trustee.

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GOVERNANCE OF NORTHEAST UTILITIES

Board’s Leadership Structure

Effective October 10, 2013, pursuant to the terms of the Merger Agreement between NSTAR and the Company, Mr. May became Chairman of the Board of Trustees. Our Board believes that it is in the best interests of the Company to have Mr. May serve as both Chairman and Chief Executive Officer and that combining the Chairman and Chief Executive Officer positions under the strong leadership of Mr. May will serve to benefit all stakeholders. Prior to the NSTAR Merger, Mr. May served as Chairman and Chief Executive Officer of NSTAR and Boston Edison Company and successfully led those companies to reach very high levels of financial and operational performance during that time. Recombining the roles of Chairman and Chief Executive Officer in Mr. May, with Mr. Cloud continuing to serve as Lead Trustee, creates clear and unambiguous authority, which the Board believes is essential to effective management, particularly during the continued implementation of the merger. While the combined Chairman/Chief Executive Officer model has proved to be an effective model under Mr. May’s leadership, the Board will reassess this governance structure from time to time as appropriate.

As Lead Trustee, Mr. Cloud presides at executive sessions of the independent Trustees; facilitates communication between the Chief Executive Officer and the Board members; participates with the Compensation Committee in its evaluation of the Chief Executive Officer; and provides ongoing information to the Chief Executive Officer about his or her performance.

Board’s Oversight of Risk

The Board of Trustees, both as a whole and through its Committees, is responsible for the oversight of the company’s risk management processes. The Board of Trustees administers its risk oversight function primarily through its Finance Committee. Each year, the Board evaluates its risk assessment function as part of its Board evaluation process. The Board believes that this structure is appropriate to carry out its risk oversight responsibilities.

The Board of Trustees and the Finance Committee annually review the Company’s comprehensive operating and strategic plans. The operating plan consists of the goals and objectives for the year, key performance indicators and financial forecasts. The strategic plan consists of long-term corporate goals and objectives, specific strategies to achieve those goals, and action plans designed to implement each strategy. The Enterprise Risk Management (ERM) process is integrated with the annual operating and strategic planning processes. The top enterprise-wide financial risks are identified during the development of the annual operating plan, and are tracked throughout the year. Enterprise strategic risks are identified and presented to the Board of Trustees during development of the long-term strategic plans. Detailed risk mitigation plans for the principal enterprise-wide risks are updated periodically and presented to the Finance Committee.

The Finance Committee is responsible for oversight of the Company’s ERM program and enterprise-wide risks as well as specific risks associated with insurance, credit, financing,

investments and pensions. Our ERM program involves the application of a well-defined, enterprise-wide methodology designed to allow our executives to identify, categorize, prioritize, and mitigate the principal risks to the Company. In addition to known risks, ERM identifies emerging risks to the Company. The ERM Group reports to the Finance Committee on the results of the ERM program as well as the activities of the Company’s Risk Committee. The Risk Committee consists of senior officers and directors of the Company, and is responsible for ensuring that the Company is managing its principal enterprise wide risks, as well as other key risk areas such as environmental, information technology, compliance and business continuity.

In addition, each Board committee oversees risks within its area of responsibility. For example, the Audit Committee is responsible for the oversight of the integrity of the financial statements, including oversight of the guidelines and policies that govern management’s processes for assessing, monitoring and mitigating major financial risk exposures. Additionally, the Board of Trustees administers its compensation risk oversight function primarily through its Compensation Committee. The process by which the Board and the Compensation Committee oversee executive compensation risk is described in greater detail within the Compensation and Discussion Analysis.

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GOVERNANCE OF NORTHEAST UTILITIES

Board Committees and Responsibilities

The Board of Trustees has five standing committees: Audit, Compensation, Corporate Governance, Executive and Finance. The Corporate Governance Committee performs the functions of a nominating committee. None of the committee members in 2013 was employed by Northeast Utilities or its subsidiaries except for Mr. May, who is Chair of the Executive Committee. The Board has adopted a written charter for each standing committee as well as written Corporate Governance

Guidelines. The Corporate Governance Guidelines and committee charters are available on our website at the Internet addresses appearing in the committee descriptions below. Copies of these documents are available to any shareholder upon written request to our Assistant Secretary at the address set forth on page 8 of this proxy statement. The functions of these committees are described in the paragraphs following the table.

The table below shows the committee membership:

Board Committees

Corporate
Trustee	Audit	Compensation	Governance	Executive	Finance
R. H. Booth	C			M	M
J. S. Clarkeson	M	M
C. M. Cleveland			M		M
S. Cloud, Jr*		M	C	M
J. S. DiStasio		M		M	C
F. A. Doyle			M		M
C. K. Gifford		C	M	M
P. A. La Camera	M		M
K. R. Leibler	M				M
T. J. May				C
C. W. Shivery					M
W. C. Van Faasen	M	M
F. M. Williams	M				M
D. R. Wraase		M	M

C:	Committee Chair
M:	Committee Member
*	Lead Trustee

Set forth below is a brief summary of the functions performed by the existing Board committees.

Audit Committee

The Audit Committee consists of Mr. Booth (Chair), Mr. Clarkeson, Mr. La Camera, Mr. Leibler, Mr. Van Faasen and Ms. Williams. The Audit Committee meets independently with the internal and independent registered public accounting firm of Northeast Utilities and its subsidiaries and with management at least quarterly. Following each Committee meeting, the Audit Committee reports to the full Board. The Audit Committee reviews and evaluates the independent registered public accounting firm’s activities, procedures and recommendations to assist the Board in monitoring the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and independent registered public accounting firm, and our compliance with legal and regulatory requirements. The Committee also discusses the guidelines and policies that govern management’s processes for assessing, monitoring and mitigating major financial risk exposures. The Audit Committee has the sole authority to select and replace the independent registered public accounting firm and is directly responsible for their compensation and oversight of their work. Each member of the Audit Committee meets the financial literacy requirements of the New York Stock Exchange (NYSE) and the SEC. The Board has affirmatively determined that Mr. Booth is an “audit committee financial expert,” as defined by the SEC. Each

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GOVERNANCE OF NORTHEAST UTILITIES

member of the Audit Committee meets the independence requirements of the NYSE, SEC and our Corporate Governance Guidelines. No member of the Audit Committee is employed by Northeast Utilities or its subsidiaries. A copy of the Committee’s charter is available on our website at www.nu.com/investors/corporate_gov/charter_audit.asp. The Audit Committee met four times during 2013.

Compensation Committee

The Compensation Committee consists of Mr. Clarkeson, Mr. Cloud, Mr. DiStasio, Mr. Gifford (Chair), Mr. Van Faasen and Mr. Wraase. The Compensation Committee is responsible for the compensation and benefits programs for all executive officers of Northeast Utilities and has overall authority to establish and interpret our executive compensation programs. The Committee reviews our executive compensation strategy, evaluates components of total compensation and assesses performance against goals, market competitive data and other appropriate factors, and makes compensation related decisions based upon Company and executive performance. The Committee has the sole authority to select and retain experts and consultants in the field of executive compensation to provide advice to the Committee with respect to market data, competitive information, and executive compensation trends. The Compensation Committee also reviews and recommends to the Board of Trustees the compensation of the non-employee members of the Board.

In carrying out its charter responsibilities, the Compensation Committee reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation and, with the participation of the Lead Trustee and subject to the further review and approval of the independent Trustees, evaluates the performance of the Chief Executive Officer in light of those goals and objectives. The Committee establishes performance criteria for the Chief Executive Officer and approves the Chief Executive Officer’s total compensation based on the annual evaluation, subject to further approval by the independent Trustees. In addition, in collaboration with the Chief Executive Officer, the Committee oversees the evaluation of those executive officers reporting directly to the Chief Executive Officer, and it engages in the succession planning process for the Chief Executive Officer and other officers.

The Compensation Committee has retained Pay Governance LLC to provide compensation consulting services. Pay Governance LLC has been engaged to perform work only for the Compensation Committee, and as noted in the Compensation Discussion and Analysis section of this proxy statement, the Compensation Committee has determined that Pay Governance LLC is independent and that no conflict of interest exists that would prevent Pay Governance LLC from independently advising the Committee.

The Compensation Committee has delegated the negotiation of certain compensation arrangements and administration of the Compensation Committee’s responsibilities to certain executive officers. The Compensation Committee has not delegated any of its responsibilities to any other persons. The Board has affirmatively determined that each member of the Compensation Committee meets the independence requirements of the NYSE and the SEC, and our Corporate Governance Guidelines. No member of the Compensation Committee is employed by Northeast Utilities or its subsidiaries. A copy of the Compensation Committee’s charter is available on our website at www.nu.com/investors/corporate_gov/charter_ compensation.asp. The Compensation Committee met six times during 2013. The Compensation Committee reports to the full Board following each Committee meeting.

Corporate Governance Committee

The Corporate Governance Committee consists of Ms. Cleveland, Mr. Cloud (Chair), Mr. Doyle, Mr. Gifford, Mr. La Camera and Mr. Wraase. The Corporate Governance Committee is responsible for developing, overseeing and regularly reviewing our Corporate Governance Guidelines and related policies. The Corporate Governance Committee also serves as a nominating committee, establishing criteria for new Trustees and identifying and recommending prospective Board candidates. The Corporate Governance Committee annually reviews the qualifications of the Trustees, recommends nominees for election to the Board and for appointment to Board Committees, and annually recommends to the Board the Lead Trustee, Chairman of the Board and individuals for election as officers of the Company. In addition, the Corporate Governance Committee evaluates the performance of the Board and its committees. Following each meeting the Corporate Governance Committee reports to the full Board. No member of the Corporate Governance Committee is employed by Northeast Utilities or its subsidiaries. The Board of Trustees has determined that each member of the Corporate Governance Committee meets the independence requirements of the NYSE and the SEC, and our Corporate Governance Guidelines. A copy of the Committee’s charter is available on our website at www.nu.com/investors/corporate_gov/charter_ corporate_gov.asp. The Corporate Governance Committee met four times during 2013.

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Executive Committee

The Executive Committee consists of Mr. Booth, Mr. Cloud, Mr. DiStasio, Mr. Gifford and Mr. May (Chair). The Executive Committee is empowered to exercise all the authority of the Board, subject to certain limitations set forth in our Declaration of Trust, during the intervals between meetings of the Board. A copy of the Committee’s charter is available on our website at www.nu.com/investors/corporate_gov/ charter_corporate_exec.asp. The Executive Committee did not meet during 2013.

Finance Committee

The Finance Committee consists of Mr. Booth, Ms. Cleveland, Mr. DiStasio (Chair), Mr. Doyle, Mr. Leibler, Mr. Shivery and Ms. Williams. The Finance Committee assists the Board in fulfilling its fiduciary responsibilities relating to financial plans, policies and programs for Northeast Utilities and its subsidiaries. The Finance Committee reviews the Company’s plans and actions to assure liquidity; proposed financing programs; plans and recommendations regarding common share repurchase programs, early extinguishment and refunding of debt and preferred stock obligations; and other proposals that modify the Company’s capital structure. The Finance Committee is responsible for reviewing the Company’s Enterprise Risk Program, including practices to monitor and mitigate risk exposures, as further described above under the caption “Board’s Oversight of Risk.” The Finance Committee is also responsible for reviewing the Company’s dividend policy and recommending to the Board the dividend on the Company’s common shares as well as for reviewing new business ventures and initiatives which may result in substantial expenditures, commitments and exposures. In addition, the Finance Committee conducts an annual review of insurance coverages and trends. Following each meeting the Finance Committee reports to the full Board. No member of the Finance Committee is employed by Northeast Utilities or its subsidiaries. A copy of the Committee’s charter is available on our website at www.nu.com/investors/corporate_gov/charter_ finance.asp. The Finance Committee met five times during 2013.

Meetings of the Board and its Committees

In 2013, the Board of Trustees held seven meetings, during which four executive sessions where only the independent Trustees were in attendance were held, and the Board and the Committees of the Board held a total of 26 meetings. In

2013, each Trustee attended at least 94% of the aggregate number of meetings of the Board of Trustees and meetings of all Committees of the Board. Our Trustees are expected to attend our Annual Meetings of Shareholders.

Environmental and Sustainability

NU is committed to environmental leadership by responsibly conducting business in a manner that protects and enhances the environment and fosters environmental stewardship and sustainable business practices. The Company maintains accountability for environmental initiatives by setting measurable objectives and targets that promote continuous improvement and transparency by reporting our environmental performance. We have established a systematic approach that protects the environment and advances clean energy solutions for our customers through energy efficiency and conservation programs, efficient operating practices, renewable or low-emission energy sources such as hydro, solar and wind, smart grid initiatives, and consumer education. In

2013, NU operating companies invested approximately $400 million in energy efficiency programs across three states, and customer savings from energy efficiency programs exceeded aggressive 2013 internal and statewide savings targets. NU has been a member of Ceres since 1999, and continuously engages with industry groups, advocates and shareholders on our environmental and sustainability efforts. For additional information on these initiatives and our progress to date, you can access the Company's comprehensive sustainability report, Responsible Energy, through the NU corporate website at www.nu.com/responsible_energy/.

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SELECTION OF TRUSTEES

As set forth in its charter, it is the responsibility of the Corporate Governance Committee to identify individuals qualified to become a Trustee and to recommend to the Board a slate of Trustee candidates to be submitted to a vote of our shareholders at the Annual Meeting of Shareholders. The Committee has from time to time retained the services of a third party executive search firm to assist it in identifying and evaluating such individuals.

As provided in our Corporate Governance Guidelines, the Corporate Governance Committee seeks nominees with the following qualifications:

Trustees should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The Board should represent diverse experience at policy-making levels in business, government, education, community and charitable organizations as well as areas that are relevant to our business activities. The Corporate Governance Committee also seeks diversity in gender, ethnicity and personal background when considering Trustee candidates.

Applying these criteria, the Corporate Governance Committee considers Trustee candidates suggested by its members as well as by management and shareholders. As part of the annual nomination process, the Corporate Governance Committee reviews the qualifications, experience, attributes and skills of each nominee for Trustee, including currently serving Trustees, under the Corporate Governance Guidelines and reports its findings to the Board. At its February 4, 2014 meeting, the Committee determined that each Trustee possesses the highest personal and professional ethics, integrity and values, and each Trustee remains committed to representing the long-term interests of our shareholders. The Committee’s review also focused on each Trustee’s experience at policy-making levels in business, government, education, community and charitable organizations, and other areas relevant to our business activities, as described below. Based on this review, the Committee advised the Board on February 4, 2014 that each of the Trustees was qualified to serve on the Board under the Corporate Governance Guidelines.

Business, Management and Finance. The Board values significant business and management experience at the highest levels, including experience in heavily regulated industries. Many of our Trustees have served as chief executive officers and/or chief financial officers and have served on the boards of directors of numerous companies. In addition, the vast majority of our ongoing capital program is expected to be funded through cash flows provided by operating activities as well as new debt issuances and, less frequently, equity issuances. As a result, the Board highly values policy-making level experience in, and understanding of, capital and financial markets, accounting and financial reporting, credit markets, and risk assessment.

Regulatory. Each of our utility subsidiaries is regulated in virtually all aspects of its business by various federal and state agencies, including the SEC, the Federal Energy Regulatory Commission, and various state and/or local regulatory authorities with jurisdiction over the industry and the service areas in which each subsidiary operates. Accordingly, the Board considers policy-making level experience in a heavily regulated industry to be important.

Education/Community and Charitable Organizations. The Board also supports and encourages educational opportunities, community involvement and development, and philanthropic goals and activities. The Northeast Utilities Foundation, Inc. was established in 1998 and the NSTAR Foundation in 1999 to focus on our community investments and to provide grants to our nonprofit community partners. Consistent with our business strategy and core values, the Foundations invest primarily in projects that address issues of economic and community development and the environment. Each Trustee has experience in one or more community or charitable organizations.

Other Areas Relevant to Our Business Activities. We operate New England’s largest energy delivery system in three different states. Because a majority of our Trustees also reside in our service territory, they not only have ties to local communities, but they understand our customers’ needs.

Diversity. In accordance with our Corporate Governance Guidelines, in addition to diverse business and other experience described above, the Corporate Governance Committee seeks diversity in gender, ethnicity and personal background when considering Trustee candidates. Diverse thoughts and views emanating from different backgrounds, life experiences, career experiences and skills are critical to a well-functioning Board and essential to embracing opportunities and confronting challenges in the future. To ensure the success of our business strategy, the Board of Trustees strives to identify and pursue Trustee candidates with diverse skills, knowledge, background and experience that complement the skills, knowledge and experience of our current Trustees.

20     2014 Proxy Statement

SELECTION OF TRUSTEES

Shareholders wishing to suggest potential candidates for membership on the Board of Trustees may address such information, in writing, to our Assistant Secretary at the mailing address set forth previously on page 8 of this proxy statement. The communication must identify the writer as a shareholder of Northeast Utilities and provide sufficient detail for the Corporate Governance Committee to consider the individual’s qualifications.

TRUSTEE INDEPENDENCE

We have adopted Corporate Governance Guidelines incorporating independence standards that meet the listing standards of the NYSE. The Corporate Governance Guidelines are available on our website at www.nu.com/investors/ corporate_gov/guidelines.asp. In addition, we have adopted an additional standard under which a charitable relationship will not be considered to be a material relationship that would impair a Trustee’s independence if a Trustee serves as an officer or director of a charitable organization, and our discretionary charitable contributions to the organization, in the aggregate, do not exceed the greater of: (a) $200,000; or (b) two percent of the organization’s total annual charitable receipts or latest publicly available operating budget. The Trustee Independence Guidelines are available on our website at www.nu.com/investors/corporate_gov/trustee_ independence.asp.

The Corporate Governance Committee conducts an annual review of the independence of the members of the Board, including all nominees, and reports its findings to the full Board. Applying the Corporate Governance Guidelines, the Committee, assisted by legal counsel and based on responses to questionnaires completed by the Trustees, reviewed and considered relationships and transactions between Northeast Utilities, its affiliates and subsidiaries, on the one hand, and each Trustee, entities affiliated with him or her, and/or any member of his or her immediate family, on the other hand. The Committee also reviewed Northeast Utilities’ charitable donations to organizations where the Trustees or their immediate family members serve as officers or directors. Similarly, the Committee examined relationships and transactions between each Trustee and (a) our senior management and (b) our independent registered public accounting firm. The Committee determined that none of these relationships was material to the nominees for Trustee or likely to impair the independence of any of the nominees for Trustee.

The Board of Trustees separately considered that the utility operating company subsidiaries of Northeast Utilities provide electric service or natural gas service to the residences of Trustees and/or companies at which some of the Trustees were directors or executive officers. These utility services are provided in the ordinary course of business, on an arm’s length basis and pursuant to rates determined by the applicable public utility commission and available to all similar customers of the utility. The Board determined that relationships that exist solely due to an individual or entity purchasing electric service or natural gas service from any of the utility operating company subsidiaries of Northeast Utilities in the ordinary course of business, on an arm’s length basis and pursuant to rates determined by the applicable public utility commission, were not material to the Trustees or likely to impair the independence of any of the Trustees.

On February 4, 2014, based on the recommendation of the Corporate Governance Committee following its review, the Board of Trustees affirmatively determined that each of the Trustees, with the exception of Mr. Shivery, who has been an employee of Northeast Utilities within the last three years and served as Chairman, President and Chief Executive Officer until April 10, 2012, and Mr. May, our Chairman of the Board, President and Chief Executive Officer, satisfied the independence criteria (including the enhanced criteria with respect to members of the Audit and Compensation Committees) set forth in the current listing standards and rules of the NYSE and the SEC, and under our Corporate Governance Guidelines.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board of Trustees has adopted a Related Party Transactions Policy, which is administered by the Corporate Governance Committee. The Policy generally defines a “Related Party Transaction” as any transaction or series of transactions in which (i) Northeast Utilities or a subsidiary is a participant, (ii) the aggregate amount involved exceeds $120,000 and (iii) any “Related Party” has a direct or indirect material interest. A “Related Party” is defined as any Trustee or nominee for Trustee, any executive officer, any shareholder owning more than 5% of our total outstanding shares, and any

2014 Proxy Statement     21

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

immediate family member of any such person. Management submits to the Corporate Governance Committee for consideration any proposed Related Party Transaction. The Corporate Governance Committee recommends to the Board of Trustees for approval only those transactions that are in our best interests. Related Party Transactions are considered in light of the requirements set forth in our Code of Business

Conduct, including the Conflicts of Interest Policy, and our Code of Ethics for Senior Financial Officers. If management causes us to enter into a Related Party Transaction prior to approval by the Committee, the transaction will be subject to ratification by the Board of Trustees. If the Board determines not to ratify the transaction, then management will make all reasonable efforts to cancel or annul such transaction.

THE CODE OF ETHICS AND THE CODE OF BUSINESS CONDUCT

We have adopted a Code of Ethics for Senior Financial Officers (Chief Executive Officer, Chief Financial Officer and Controller) and a Code of Business Conduct which is applicable to all of the Trustees, directors, officers, employees, contractors and agents of Northeast Utilities and its subsidiaries. The Code of Ethics is available on our website at www.nu.com/investors/corporate_gov/code_ethics.asp and our Code of Business Conduct are available on our website at www.nu.com/investors/corporate_gov/ StandardsOfBusinessConduct.pdf. You may obtain a printed copy of the Code of Ethics and the Code of Business Conduct, without charge, by contacting our Assistant Secretary at the address set forth on page 8 of this proxy statement. Any amendments to or waivers under the Code of Ethics or the Code of Business Conduct will be posted to our website at www.nu.com/investors/corporate_gov/default.asp.

COMMUNICATIONS FROM SHAREHOLDERS AND OTHER INTERESTED PARTIES

Interested parties, including shareholders, who desire to communicate directly with the Board of Trustees, the non-management Trustees as a group, or individual Trustees, including the Lead Trustee, Mr. Cloud, should send written communications in care of our Assistant Secretary at the mailing address set forth on page 8 of this proxy statement. The Assistant Secretary will review each communication and forward all communications that properly identify the sender to the intended recipient or recipients.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table provides information as to persons who are known to us to beneficially own more than five percent of the common shares of Northeast Utilities. We do not have any other class of voting securities.

Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class
BlackRock Inc.	24,201,594(1)	7.7%(1)
40 East 52nd Street
New York, New York 10022
The Vanguard Group, Inc.	21,813,029(2)	6.9%(2)
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

(1)	Based solely on a Schedule 13G/A filed with the SEC on January 30, 2014, reporting that as of December 31, 2013, BlackRock, Inc. and certain subsidiaries beneficially owned and had the sole power to dispose or direct the disposition of all of these common shares, and the sole power to vote or direct the vote of 19,978,883 of these common shares.

(2)	Based solely on a Schedule 13G/A filed with the SEC on February 12, 2014, reporting that as of December 31, 2013, The Vanguard Group, Inc. had the sole power to vote or direct the vote of 590,435 common shares, the sole power to dispose of or to direct the disposition of 21,327,976 common shares, and the shared power to dispose of or to direct the disposition of 485,053 common shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 401,231 common shares as investment manager of collective trust accounts, and directs the voting of these shares. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 273,026 common shares as investment manager of Australian investment offerings, and directs the voting of these shares.

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COMMON SHARE OWNERSHIP OF TRUSTEES AND MANAGEMENT

The table below shows the number of our common shares beneficially owned as of March 5, 2014, by each of our Trustees and each 2013 Named Executive Officer as well as the number of common shares beneficially owned by all of our Trustees and executive officers as a group. The table also includes information about options, restricted share units and deferred shares credited to the accounts of our Trustees and executive officers under certain compensation and benefit plans. The address for the shareholders listed below is c/o Northeast Utilities, One Federal Street, Building 111-4, Springfield, Massachusetts 01105.

	Amount and Nature of		Percent of
Name of Beneficial Owner	Beneficial Ownership(1)(2)		Class
Richard H. Booth	46,993		*
Gregory B. Butler	172,218	(3)(4)	*
John S. Clarkeson	22,004		*
Cotton M. Cleveland	50,932		*
Sanford Cloud, Jr.	39,532		*
James. S. DiStasio	14,777		*
Francis A. Doyle	10,907		*
Charles K. Gifford	56,169		*
James J. Judge	333,543	(4)	*
Paul A. La Camera	41,970		*
Kenneth R. Leibler	25,247		*
Thomas J. May	1,728,618	(4)(5)	*
David R. McHale	202,548	(4)(6)	*
Leon J. Olivier	185,234	(4)	*
Charles W. Shivery	546,367	(4)(7)	*
William C. Van Faasen	34,208		*
Frederica M. Williams	7,553		*
Dennis R. Wraase	18,953	(8)	*
All Trustees and Executive Officers as a group (21 persons)	3,817,292	(9)	1.2%

*	Less than 1% of Northeast Utilities common shares outstanding.

(1)	The persons named in the table have sole voting and investment power with respect to all shares beneficially owned by each of them, except as noted below.

(2)	Includes restricted share units, deferred restricted share units and/or deferred shares, including dividend equivalents, as to which none of the individuals has voting or investment power, and phantom common shares, representing employer matching contributions distributable only in cash, held by executive officers who participate in our Deferred Compensation Plan for Executives, as follows: Mr. Booth: 45,518 shares; Mr. Butler: 75,408 shares; Mr. Clarkeson: 5,016 shares; Ms. Cleveland: 42,327 shares; Mr. Cloud: 22,266 shares; Mr. DiStasio: 13,318 shares; Mr. Doyle: 5,016 shares; Mr. Gifford: 48,517 shares; Mr. Judge: 181,479 (77,196 of which are deferred shares held in a rabbi trust that are voted by the trustee); Mr. La Camera: 41,970 shares; Mr. Leibler: 5,016 shares; Mr. May: 982,380 shares (855,725 of which are deferred shares held in a rabbi trust that are voted by the trustee); Mr. McHale: 102,587 shares; Mr. Olivier: 88,838 shares; Mr. Shivery: 151,092 shares; Mr. Van Faasen: 32,749 shares; Ms. Williams: 6,093 shares; and Mr. Wraase: 14,953 shares.

(3)	Includes 74,222 common shares owned jointly by Mr. Butler and his spouse with whom he shares voting and investment power.

(4)	Includes common shares held as units in the 401k Plan invested in the NU Common Shares Fund over which the holder has sole voting and investment power (Mr. Butler: 4,568 shares; Mr. Judge: 21,732 shares; Mr. May: 63,751 shares; Mr. McHale: 7,018 shares; Mr. Olivier: 3,079 shares; and Mr. Shivery: 2,411 shares).

(5)	Includes 383,104 common shares issuable upon exercise of outstanding stock options exercisable within the 60-day period after March 5, 2014.

(6)	Includes 123 common shares held by Mr. McHale in the 401k Plan TRASOP/PAYSOP account over which Mr. McHale has sole voting and investment power.

(7)	Includes 1,500 common shares owned jointly by Mr. Shivery and his spouse with whom he shares voting and investment power.

(8)	Includes 4,000 common shares owned jointly by Mr. Wraase and his spouse with whom he shares voting and investment power.

(9)	Includes 417,556 common shares issuable upon exercise of outstanding stock options exercisable within the 60-day period after March 5, 2014, and 2,256,283 unissued common shares. See note 2. Also includes 999,532 deferred shares held in a rabbi trust that are voted by the trustee.

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COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis is to provide information about Northeast Utilities’ (the “Company” or “NU”) compensation objectives and policies for our Named Executive Officers. The discussion describes the specific components of the compensation program, how the Company measures performance, and how compensation awards and decisions were made by the Compensation

Committee (“Committee”) in 2013 for our Named Executive Officers, as presented in the tables and narratives that follow. While the following discussion focuses primarily on 2013 information, it also addresses decisions that were made in other periods to the extent that these decisions are relevant to the full understanding of our compensation program and the specific awards that were made in 2013.

Pay for Performance

The Committee follows a philosophy of linking our Named Executive Officers’ compensation to performance that will ultimately benefit our customers and shareholders. The intent of our compensation program is to attract and retain the best executive talent, motivate our executives to meet or exceed specific stretch financial and organizational goals set each year, and compensate our Named Executive

Officers in a manner that aligns compensation directly with performance. We strive to provide executives with base salary, performance-based annual incentive compensation and long-term incentive compensation opportunities that are competitive with market practices and that reward excellent performance.

Summary of 2013 Performance

In 2013, NU achieved excellent financial and operational performance results as it completed its first full year operating as a combined Company, following one of the most significant and successful mergers in the utility industry. As a result of the merger, the Company has become larger, more diverse and better positioned to provide value to our customers and our shareholders. We met or exceeded many challenging financial and operational goals established at the beginning of 2013. The following is a summary of some of our most important accomplishments in 2013:

Financial Highlights

  Our 2013 recurring earnings were $2.53 per share, an 11% increase over 2012 results, excluding merger and related settlement costs, exceeding our challenging earnings per share goal of $2.50
  We achieved operations and maintenance cost reductions through successful integration activities, resulting in a 3.2% reduction in operating expenses from 2012, while continuing excellent operating performance

  We increased our dividend to $1.47 per share, a 7.1% increase and nearly double the industry average dividend growth of 3.7%

  For 2013, we delivered total shareholder return of 12.3%, the fifth straight year of double-digit total shareholder return

  As set forth in the table below, our cumulative total shareholder returns of 47.0%, 110.3%, 194.5% and 313.8% over the past three-, five-, 10- and 15-year periods outperformed the utility industry over those same periods

	Total Shareholder Return
	2013	3-Year	5-Year	10-Year	15-Year
NU	12.3%	47.0%	110.3%	194.5%	313.8%
EEI (Utility) Index	13.0%	38.4%	64.0%	143.9%	182.1%
S&P 500	32.4%	56.8%	128.2%	104.3%	98.5%

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COMPENSATION DISCUSSION AND ANALYSIS

Operational Highlights

  NU’s overall electric system performance in 2013 was its best on record

  NSTAR Electric Company, NSTAR Gas Company and Western Massachusetts Electric Company each met or exceeded Service Quality Index performance targets established by Massachusetts, which is the only state we serve that has specific performance targets

  We continued the process of streamlining and fully integrating business processes across the Company, including standardizing system design, equipment and operating and maintenance practices
  Performance relating to electric system reliability, restoration, calls answered on-time, energy efficiency and safety all exceeded targets

Achievement of the 2013 performance goals and the Compensation Committee’s assessment of Company and executive performance are fully described in the section of this report titled “2013 Annual Incentive Program.” Specific decisions regarding executive compensation based upon the Committee’s assessment of Company and executive performance and market data are described in this Compensation Discussion and Analysis as set forth below.

Named Executive Officers

The executive officers listed in the Summary Compensation Table, whose compensation is discussed in this Compensation Discussion and Analysis, are referred to as the “Named Executive Officers” under SEC rules. For 2013, the Named Executive Officers are:

  Thomas J. May, President and Chief Executive Officer; Chairman of the Board from October 10, 2013 to present

  James J. Judge, Executive Vice President and Chief Financial Officer
  Leon J. Olivier, Executive Vice President and Chief Operating Officer

  David R. McHale, Executive Vice President and Chief Administrative Officer

  Gregory B. Butler, Senior Vice President, General Counsel and Secretary

Overview of our Compensation Program

The Role of the Compensation Committee. The Board of Trustees has delegated to the Committee overall responsibility for establishing the compensation program for all executive officers, including the Named Executive Officers. In this role, the Committee sets compensation policy and compensation levels, reviews and approves performance goals and evaluates executive performance. Although this discussion and analysis refers principally to compensation for the Named Executive Officers, the same compensation principles and practices generally apply to all executive officers. The compensation of the Chief Executive Officer is subject to the further review and approval of the independent Trustees.

Elements of Compensation. Total direct compensation consists of three elements: base salary, annual cash incentive awards and long-term equity-based incentive awards. Indirect compensation is provided through certain retirement, perquisite, severance, and health and welfare benefit programs.

Our Compensation Objectives. The objectives of our compensation program are to attract and retain superior executive talent, motivate our executives to achieve short-term and long-term performance goals set each year, and provide total compensation opportunities that are competitive with market practices. With respect to incentive compensation, the Committee believes it is important to balance short-term goals, such as producing earnings, with longer-term goals, such as long-term value creation and maintaining a strong balance sheet. The Committee also places great emphasis on system reliability and superior customer service. Our compensation program utilizes performance-based compensation to reward individual and corporate performance and to align the interests of executives with the Company’s customers and shareholders. The Committee continually increases expectations to motivate our executives and employees to achieve continuous improvement in discharging our responsibilities to our customers to provide energy services

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COMPENSATION DISCUSSION AND ANALYSIS

reliably, safely, with respect for the environment and our employees, and at a reasonable cost, while providing an above-average return to our shareholders.

Setting Compensation Levels. In order to ensure that the Company achieves its goal of providing market-based compensation levels to attract and retain top quality management, the Committee provides our executive officers with target compensation opportunities over time approximately equal to median compensation levels for executive officers of companies comparable to us. To achieve that goal, the Committee and our independent compensation consultant, Pay Governance LLC (Pay Governance), work together to determine the market values of executive officer direct compensation elements (base salaries, annual incentives and long-term incentives) as well as total compensation, by using competitive market compensation data. The Committee reviews compensation data obtained from utility and general industry surveys and a specific group of peer utility companies.

Role of the Compensation Consultant. The Committee has retained Pay Governance as its independent compensation consultant. Pay Governance reports directly to the Committee and does not provide any other services to the Company. With the consent of the Committee, Pay Governance works cooperatively with the Company’s management to develop analyses and proposals for presentation to the Committee. The Committee generally relies on Pay Governance for peer group market data and information as to market practices and trends to assess the competitiveness of the compensation we pay to our senior executive officers and to review the Committee’s proposed compensation decisions.

For fiscal year 2013, the Committee assessed the independence of Pay Governance pursuant to SEC and NYSE rules and concluded that it is independent and that no conflict of interest exists that would prevent Pay Governance from independently advising the Committee. In making this assessment, the Committee considered the independence factors enumerated in new Rule 10C-1(b) under the Securities Exchange Act of 1934, including the fact that Pay Governance does not provide any other services to the Company, the level of fees received from the Company as a percentage of Pay Governance total revenue, policies and procedures employed by Pay Governance to prevent conflicts of interest, and whether the individual advisers from Pay Governance that the Committee consulted with owned any NU common shares or have any business or personal relationships with members of the Committee or our executive officers.

Role of Management. Management’s role and specifically the role of the Chief Executive Officer and the Senior Vice President of Human Resources is to provide current compensation information to the compensation consultant and to provide analysis and recommendations on executive officer compensation to the Committee based on the market value of the position, individual performance, experience and internal pay equity. The Chief Executive Officer also provides recommendations on the compensation for the other Named Executive Officers. None of the executives makes recommendations that affect his or her individual compensation.

Market Analysis

The Compensation Committee strives to provide our executive officers with target compensation opportunities using a range that is approximately equal to the median compensation levels for executive officers of companies comparable to NU. Set forth below is a description of the sources of the compensation data used by the Committee when reviewing 2013 compensation:

  Utility and general industry survey data. The Committee reviews compensation information obtained from surveys of diverse groups of utility and general industry companies that represent our market for executive officer talent. Utility industry data are based on a defined peer set, as discussed below. General industry data are size-adjusted to ensure a close correlation between the market data and the Company’s scope of operations. The Committee used this information, which it obtained from Pay Governance, to determine base salaries and incentive opportunities.

  Peer group data. In support of our executive pay decisions during 2013, the Committee consulted with Pay Governance, which provided the Committee with a competitive assessment analysis of the Company’s executive compensation levels, as compared to the 20 peer group companies listed in the table below.

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COMPENSATION DISCUSSION AND ANALYSIS

Alliant Energy Corporation	Edison International	Public Service Enterprise Group, Inc.
Ameren Corporation	Entergy Corporation	SCANA Corporation
CenterPoint Energy, Inc.	Integrys Energy Group, Inc.	Sempra Energy
Consolidated Edison Inc.	OGE Energy Corp.	TECO Energy, Inc.
CMS Energy Corp.	Pepco Holdings, Inc.	Wisconsin Energy Corp.
Dominion Resources, Inc.	PG&E Corp.	Xcel Energy Inc.
DTE Energy Company	PPL Corporation

The Committee periodically adjusts the target percentages of annual and long-term incentives based on the survey data after discussion with the compensation consultant to ensure that they are approximately equal to competitive median levels.

The Committee also determines perquisites to the extent they serve business purposes, and sets supplemental benefits at levels that provide market-based compensation opportunities to the executive officers. The Committee periodically reviews the general market for supplemental benefits and perquisites using utility and general industry survey data, including data obtained from companies in the peer group.

Mix of Compensation Elements. We target the mix of compensation for our Chief Executive Officer and the other Named Executive Officers so that the percentages of each compensation element are approximately equal to the competitive median market mix. The mix is heavily weighted toward incentive compensation, and incentive compensation is heavily weighted toward long-term compensation. Since our most senior positions have the greatest responsibility for implementing our long-term business plans and strategies, a greater proportion of total compensation is based on performance with a long-term focus.

The Committee determines the compensation for each senior executive officer based on the relative authority, duties and responsibilities of each officer. Our Chief Executive Officer’s responsibilities for the strategic direction and daily operations and management of the Company are greater than the duties and responsibilities of our other executive officers. As a result, our Chief Executive Officer’s compensation is higher than the compensation of our other executive officers. Assisted by the compensation consultant, the Committee regularly reviews market compensation data for executive officer positions similar to those held by our executive officers, including our Chief Executive Officer, and this market data continues to indicate that chief executive officers are typically paid significantly more than other executive officers.

The following table sets forth the contribution to 2013 Total Direct Compensation (TDC) of each element of compensation, at target, reflected as a percentage of TDC, for the Named Executive Officers. The amounts shown in this table are at target and therefore will not match the amounts appearing in the Summary Compensation Table.

	Percentage of TDC at Target
			Long-Term Incentives
	Base	Annual	Performance
Named Executive Officer (NEO)	Salary	Incentive(1)	Shares(1)	RSUs(2)	TDC
Thomas J. May	20%	20%	30%	30%	100%
James J. Judge	30%	20%	25%	25%	100%
Leon J. Olivier	30%	20%	25%	25%	100%
David R. McHale	30%	20%	25%	25%	100%
Gregory B. Butler	30%	20%	25%	25%	100%
NEO average, excluding CEO	30%	20%	25%	25%	100%

(1)	The annual incentive compensation element and performance shares under the long-term incentive compensation element are performance-based.

(2)	Restricted Share Units (RSUs) vest over three years contingent upon continued employment.

Risk Analysis of Executive Compensation Program. The overall compensation program includes a mix of compensation elements ranging from a fixed base salary that is risk-neutral to annual and long-term incentive compensation programs intended to motivate officers and eligible employees to achieve individual and corporate performance goals that reflect an appropriate level of risk. The fundamental objective of the compensation program is to foster the continued growth and success of our business. The design and implementation of the overall compensation program provide the Committee with opportunities throughout the year to assess risks within the compensation program that may have a material effect on the Company and our shareholders.

In 2013, the Compensation Committee assessed the risks associated with the executive compensation program by reviewing the various elements of incentive compensation.

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COMPENSATION DISCUSSION AND ANALYSIS

The annual incentive program was designed to ensure an appropriate balance between the individual and corporate goals, which were deemed appropriately and supportive of the Company’s annual business plan. Similarly, the long-term incentive program was designed to ensure that the performance metrics were properly weighted and supportive of the Company’s strategic plan. The Committee reviewed the overall compensation program in the context of the annual operating and strategic plans, which were both previously subject to Enterprise Risk Management review. Both the annual and long-term incentive programs were designed to ensure that mechanisms exist to mitigate risk. These mechanisms include realistic goal setting and discretion with respect to actual payments, the mix of financial, customer service, operational and safety goals, executive share ownership guidelines linking their interests to those of shareholders, provisions for the clawback of incentive compensation, prohibitions on hedging and pledging of NU common shares, and providing limited perquisites. These mechanisms are intended to ensure that there is not undue incentive to achieve any one goal without considering the impact of achieving such goal on other aspects of our business.

Results of Our 2012 Say-on-Pay Proposal. Shareholders are requested to cast an annual advisory vote on executive compensation (a “Say-on-Pay” proposal). At the Company’s Annual Meeting of Shareholders held in May 2013, 86.6% of the votes cast on the Say-on-Pay proposal were voted to approve the compensation of the Named Executive Officers, as described in our 2013 proxy statement. The Committee has and will continue to consider the outcome of the Company’s Say-on-Pay votes when making future compensation decisions for the Named Executive Officers.

Elements of 2013 Compensation

BASE SALARY

Base salary is designed to attract and retain key executives by providing an element of total compensation at levels competitive with those of other executives employed by companies of similar size and complexity in the utility and general industries. In establishing base salary, the Compensation Committee relies on compensation data obtained from independent third-party surveys of companies and from an industry peer group to ensure that the compensation opportunities we offer are capable of attracting and retaining executives with the experience and talent required to achieve our strategic objectives.

When setting or adjusting base salaries, the Committee considers annual individual performance appraisals; market pay movement across industries (determined through market analysis); targeted market pay positioning for each executive officer; individual experience and years of service; strategic importance of a position; and internal equity.

Individuals who are performing well in strategic positions are likely to have their base salaries increased more significantly than other individuals. From time-to-time, economic conditions and corporate performance have caused salary increases to be postponed. The Committee prefers to reflect sub-par corporate performance through the variable pay components.

In February 2013, the Committee adjusted the base salaries of the Named Executive Officers in a range of 3% to 3.2%. The Committee and independent Trustees also adjusted Mr. May’s base salary by 3.1%.

INCENTIVE COMPENSATION

Annual incentive and the long-term incentive compensation are provided under the Northeast Utilities Incentive Plan, which was approved by our shareholders at the 2007 Annual Meeting of Shareholders and, with respect to the material terms of performance goals, was re-approved by our shareholders at the 2012 Annual Meeting of Shareholders. The annual incentive program provides cash compensation intended to reward performance under our annual operating plan. The long-term incentive program is designed to reward demonstrated performance and leadership, motivate future performance, align the interests of the executive officers with those of our shareholders and retain the executive officers during the term of grants. The annual and long-term programs are designed to strike a balance between the short- and long-term objectives so that the programs work in tandem.

28     2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

2013 Annual Incentive Program

In January 2013, the Committee established the terms of the 2013 Annual Incentive Program. As part of the overall program, and after consulting with Pay Governance, the Committee set target award levels for each of the Named Executive Officers that ranged from 65% to 100% of target. Target award levels under the Annual Incentive Program are expressed as a percentage of base salary.

At the January 2013 meeting, the Committee also determined that, for 2013, it would base 60% of the annual incentive award level on its assessment of the Company’s overall financial performance and 40% of the annual award level on its assessment of the Company’s operational performance. The Committee also determined the specific goals to be included to assess performance and that the individual goals would be assessed using ratings ranging from 0% to 200%, with 100% representing target performance deemed to be rigorous yet attainable. The Committee later assigned weightings to each of these specific goals; for the financial component, the earnings per share goal would be weighted at 60%, the reduction in operating expenses goal would be weighted at 20%, and the remaining 20% weighting would be based on the combined dividend growth, credit rating and total shareholder return goals. For the operational component, the Committee determined that the combined service reliability and responsiveness goals would be weighted at 60%, the combined storm recovery performance and merger integration goals would be weighted at 25%, and the combined safety ratings, gas service response and call center performance goals would be weighted at 15%.

With respect to 2013 performance, management provided an initial review of the Company’s performance for the year at the December 2013 meeting of the Committee, followed by a full assessment of the Company’s performance at the February 2014 meeting of the Committee. The Committee was also provided updates during the year on corporate performance. At the February 2014 meeting, the Committee evaluated the Company’s performance using a matrix that considered actual performance against the preset goals as well as industry average and top quartile performance. The Committee determined, based on its assessment of the various financial and operational performance results, to set the level of achievement of combined financial and operational performance results at 175% of target, reflecting the overall superior performance of the Company and the executive team. In arriving at this determination, the Committee determined that the final financial performance result was 182% of target and the operational performance result was 160% of target. The individual financial and operational performance goals results are as set forth below. The Chief Executive Officer recommended to the Committee payout levels for the senior executive officers based on the Company’s overall financial and operational performance, along with his assessment of each executive officer’s individual performance.

Financial Performance Goals Assessment

  We achieved recurring earnings per share of $2.53 in 2013, exceeding the challenging goal of $2.50. This earnings result was an 11% increase over 2012 versus an average industry increase of approximately 4%. The Committee determined this goal to have attained a 200% performance result.

  We achieved operations and maintenance cost reductions through successful integration initiatives, resulting in a 3.2% reduction in operating expenses in 2013. This exceeded the goal of a 3% reduction and compared with an expected average industry increase of 2-3%. The Committee determined this goal to have attained a 175% performance result.

  Our dividend increased to $1.47 per share, a 7.1% increase from the prior year, and nearly double the industry average dividend growth of 3.7%. The Committee determined this goal to have attained a 150% performance result.

  The Company’s credit rating at Standard & Poor’s is “A-,” among the highest in the utility industry, providing the foundation for favorable financing opportunities during the year and in the future. The industry average credit rating at Standard & Poor’s is “BBB.” The Committee determined this goal to have attained a 150% performance result.

  We delivered total shareholder return of 12.3%, the fifth consecutive year of double-digit total shareholder return.
  The Committee determined this goal to have attained a 100% performance result.

The following results were also considered by the Committee in making an assessment of overall financial performance, but were not given specific weightings or assigned a performance assessment result:

  We implemented timely and effective financing programs resulting in significant annualized interest cost savings of approximately $6.0 million.

  Capital project spending of $1.58 billion was in-line with budget.

  In addition to our 2013 total shareholder return noted above, we have consistently achieved outstanding financial performance, with total shareholder returns over the past three-, five-, 10- and 15-year periods of 47.0%, 110.3%, 194.5% and 313.8%, outperforming the EEI utility industry over those same periods.

2014 Proxy Statement     29

COMPENSATION DISCUSSION AND ANALYSIS

Operational Performance Goals Assessment

  The Company’s total electric system operating performance was the best on record. Average months between service interruptions equaled 14.4 months, which was 15% better than the target of 12.5 months, and electric service outage restoration time of 86.2 minutes was 20% better than the goal of 108.3 minutes, representing top quartile performance. The Committee determined this goal to have attained a 175% performance result.

  On-time response to gas customer emergency calls was 99.0%, which was in line with the goal of 99.1%. The Committee determined this goal to have attained a 100% performance result.

  85.8% of customer calls were answered within 30 seconds, which was in line with the goal of 85.6%. The Committee determined this goal to have attained a 100% performance result.

  We significantly improved our safety performance in Days Away & Restricted Time (“DART”) compared to the goal:
  DART for 2013 was 1.6 accidents per 100 employees, which was 8.2% better than the goal of 1.70. This represents a significant improvement, although it is below industry average performance. The Committee determined this goal to have attained a 125% performance result.
  We continued our merger integration and business standardization processes across the Company, further executing on the “One Company” Model, which has allowed us to lower operating costs while improving customer service. The Committee determined this goal to have attained a 150% performance result.

  The Company significantly enhanced its storm preparedness and recovery program, and the Public Utility Regulatory Authority in Connecticut recognized our significantly improved performance during Superstorm Sandy. The Committee determined this goal to have attained a 150% performance result.

The following results were also considered by the Committee in making an assessment of overall operational performance, but were not given specific weightings or assigned a performance assessment result:

  Gas customer growth exceeded our goal, as 10,356 customers were connected to the system, compared to the goal of 9,100 customers.

  Each of our operating companies exceeded its challenging Energy Efficiency goals.

  We completed all major transmission reliability projects on or ahead of schedule and on or under budget.

Individual Performance Factors Considered by the Committee

The goal of the Committee for 2013 was to continue to provide incentives for the Company executives to work together as a highly effective, integrated team to achieve or exceed the recurring earnings per share goal and other financial, operational and merger effectiveness goals and objectives. While emphasizing the importance of the executives to work as a team, the annual incentive award payments were also based on the Committee’s assessment of each executive’s individual performance in supporting the performance goals. The Committee assessed the performance of our Chief Executive Officer and, based on the recommendations of the Chief Executive Officer, the Named Executive Officers, to determine the individual incentive awards as disclosed in the Summary Compensation Table. Based on the Committee’s review of the Company’s overall performance, considered by the Committee to have been superior for the several reasons set forth above, the Committee approved annual incentive program payouts for the Named Executive Officers at levels that ranged from 170% to 182% of target. These awards reflected the individual and team contributions of Mr. May, Mr. Judge, Mr. Olivier, Mr. McHale and Mr. Butler in the overall performance of the Company.

In arriving at Mr. May’s annual incentive payment of $2,125,000, which was 182% of target, and which reflects his and the Company’s excellent performance, the Committee and the Board considered the totality of the Company’s financial and operating/merger effectiveness performance and Mr. May’s strategic leadership in enabling the Company to achieve its excellent performance.

Long-Term Incentive Program

General

Our long-term incentive program is intended to focus on NU’s longer-term strategic goals and to help retain our executives. A new three-year program commences every year. For the 2013 – 2015 Long-Term Incentive Program, at target, each grant consisted of 50% Restricted Share Units (RSUs) and 50% Performance Shares. RSUs are designed to provide executives with an incentive to increase the value of NU common shares in alignment with shareholder

30     2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

interests, while also acting as a retention vehicle for executive talent and providing a means for holding NU common shares in accordance with our executive share ownership guidelines. Performance Shares are designed principally to reward achievement as measured against pre-established performance measures. We believe these compensation elements create a focus on continued growth in the Company and share price to further align the interests of officers with the interests of our shareholders.

Restricted Share Units (RSUs)

General

Each RSU granted under the long-term incentive program entitles the holder to receive one Northeast Utilities common share at the time of vesting. All RSUs granted under the long-term incentive program provide for vesting in equal annual installments over three years. RSU holders are eligible to receive reinvested dividend units on outstanding RSUs held by them to the same extent that dividends are declared and paid on our common shares. Reinvested dividend units are accounted for as additional RSUs that accrue and are distributed with the common shares issued upon vesting of the underlying RSUs. Common shares, including any additional common shares in respect of reinvested dividend units, are not issued for any RSUs that do not vest.

The Committee determined RSU grants for each officer participating in the long-term incentive program. RSU grants are based on a percentage of base salary and measured in dollars. In 2013, the percentage used for each officer was based on the executive officer’s position in the Company and ranged from 160% to 350% of base salary. The Committee reserves the right to increase or decrease the RSU grant from target for each officer under special circumstances. Based on input from our Chief Executive Officer, the Committee determined the final RSU grants for each of the other executive officers, including the other Named Executive Officers.

All RSUs are granted on the date of the Committee meeting at which they are approved. RSU grants are subsequently converted from dollars into common share equivalents by dividing the value of each grant by the average closing price for our common shares over the ten trading days prior to the date of the grant.

RSU Grants under the 2013 – 2015 Program

Under the 2013 – 2015 Program, the target RSU grant totaled approximately $7,057,084 for the 44 officers participating in the program. Dividing the final total RSU grant by $39.36, the average closing price of our common shares over the ten trading days prior to the date of grant, resulted in an aggregate of 179,300 RSUs. The following RSU grants at 100% of target were approved, reflected in RSUs: Mr. May: 52,000; Mr. Judge: 13,100; Mr. Olivier: 13,800; Mr. McHale: 13,100; and Mr. Butler: 9,100.

Performance Shares

Performance shares are designed to reward demonstrated future financial performance, defined by producing long-term earnings growth and providing above-average total shareholder returns, therefore aligning compensation with performance.

For the 2013 – 2015 Program, the Committee determined to use: (i) average earnings per share growth adjusted for certain non-recurring items (“EPSG”); and (ii) relative total shareholder return (“TSR”) measured against the performance of companies that comprise the EEI Utility Index. The Committee selected EPSG and TSR as performance measures because the Committee believes that they are generally recognized as the best indicators of overall corporate financial performance.

The number of performance shares awarded at the end of the three-year period ranges from 0% to 200% of target, depending on EPSG and relative TSR performance as set forth in the performance matrix below. EPSG ranges from 0% to 10%, while TSR ranges from below the 10th percentile to approximately the 90th percentile. No performance shares will be awarded if the Company’s EPSG is negative. The Committee has determined that payout at 100% of target should be challenging but achievable. As a result, vesting at 100% of target occurs at various combinations of EPSG and TSR performance. For example, the performance matrix provides for vesting at 100% of target if the Company achieves 5% EPSG and relative TSR at the 50th percentile. In addition, the value of any performance shares that actually vest may increase or decrease over the vesting period based on the Company’s share price performance.

2014 Proxy Statement     31

COMPENSATION DISCUSSION AND ANALYSIS

The performance matrix set forth below describes how the performance share payout is determined under the 2013 – 2015 Long-Term Incentive Program. Three-year average EPSG is cross-referenced with the actual three-year TSR percentile to determine actual performance share payout as a percentage of target:

Three-Year	Three-Year Relative Total Shareholder Return Percentiles
Average
EPS Growth	Below 10th	10th	20th	30th	40th	50th	60th	70th	80th	90th	Above 90th
10%	100%	110%	120%	130%	140%	150%	160%	170%	180%	190%	200%
9%	90%	100%	110%	120%	130%	140%	150%	160%	170%	180%	190%
8%	80%	90%	100%	110%	120%	130%	140%	150%	160%	170%	180%
7%	70%	80%	90%	100%	110%	120%	130%	140%	150%	160%	170%
6%	60%	70%	80%	90%	100%	110%	120%	130%	140%	150%	160%
5%	50%	60%	70%	80%	90%	100%	110%	120%	130%	140%	150%
4%	40%	50%	60%	70%	80%	90%	100%	110%	120%	130%	140%
3%	30%	40%	50%	60%	70%	80%	90%	100%	110%	120%	130%
2%	20%	30%	40%	50%	60%	70%	80%	90%	100%	110%	120%
1%	0%	20%	30%	40%	50%	60%	70%	80%	90%	100%	110%
0%	0%	0%	20%	30%	40%	50%	60%	70%	80%	90%	100%
Below 0%	0%	0%	0%	0%	0%	10%	20%	30%	40%	50%	60%

Pre-Merger Long-Term Incentive Programs

The 2011 – 2013 and the 2012 – 2014 Programs were approved prior to the merger. Grants under these programs consisted of 50% RSUs and 50% Performance Shares. The RSU grants under these three-year programs vest in equal annual installments and are otherwise subject to the provisions set forth in the section above titled “Restricted Share Units (RSUs).” Upon the closing of the merger in 2012, the Performance Share grants under these programs converted to

RSUs assuming a target level of performance, and the newly converted RSUs were made subject to the vesting schedule for the original RSU grants under each program.

Under the 2011 – 2013 Program, the newly converted RSUs vested in 2013. Under the 2012 – 2014 Program, half of the newly converted RSUs vested in 2013 and the remaining half will vest in 2014. The RSU grants outstanding at the end of 2013 are disclosed in the table below titled “Outstanding Equity Awards at Fiscal Year End.”

CLAWBACKS

If our earnings were to be restated as a result of noncompliance with accounting rules caused by fraud or misconduct, the Company would require our Chief Executive Officer and our Chief Financial Officer to provide reimbursement for certain incentive compensation received by each of them. To the extent that reimbursement were not required under SEC rules or NYSE listing standards, our Incentive Plan would require any employee whose misconduct or fraud caused such restatement, as determined by the Board of Trustees, to reimburse us for any incentive compensation received by him or her.

In addition, once final rules are adopted by the SEC regarding any additional clawback requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we will review our clawback policy and compensation plans and, if necessary, amend them to comply with the new mandates.

NO HEDGING AND NO PLEDGING POLICY

We have adopted a policy prohibiting all hedging, pledging or derivative transactions or short sales involving Company securities by our employees, including our executive officers. The policy also prohibits executive officers from holding any Company securities in a margin account and from pledging their Company securities as collateral for a loan. In addition, all equity compensation paid to our Trustees is automatically deferred and not distributed until retirement.

32     2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

SHARE OWNERSHIP GUIDELINES/HOLDING PERIODS

The Committee has approved share ownership guidelines to further emphasize the importance of share ownership by our officers. As indicated in the table below, the guidelines call for the Chief Executive Officer to own common shares equal to six times base salary, the other senior executive officers to own a number of common shares equal to three times base salary and all other officers to own a number of common shares equal to one to two times base salary.

Executive Officer	Base Salary Multiple
Chief Executive Officer	6
Executive Vice Presidents / Senior Vice Presidents	3
Operating Company Presidents	2
Vice Presidents	1-1.5

We require that our executive officers attain these ownership levels within five years. All of our officers, including our Named Executive Officers, have satisfied the share ownership guidelines or are expected to satisfy them within the applicable timeframe. Common shares, whether held of record, in street name, or in individual 401(k) accounts, and RSUs satisfy the guidelines. Unexercised stock options and unvested performance shares do not count toward the ownership guidelines. In addition to the share ownership guidelines requirements noted above, senior executive officers must hold all the net shares awarded under the Company’s stock compensation plan until the share ownership guidelines requirements have been met.

OTHER

Retirement Benefits

The Company provides a qualified defined benefit pension program for certain senior executives, which is a final average pay program subject to tax code limits. Because of such limits, we also maintain a supplemental non-qualified pension program. Benefits are based on base salary and certain incentive payments, which is consistent with the goal of providing a retirement benefit that replaces a percentage of pre-retirement income. The supplemental program makes up for benefits barred by tax code limits, and generally provides (together with the qualified pension program) benefits equal to approximately 60% of pre-retirement compensation (subject to certain reductions) for Messrs. May, Judge and Butler, and approximately 50% of such compensation for Mr. McHale.

Mr. Olivier’s employment agreement provides retirement benefits similar to those of a previous employer instead of the supplemental program benefits described above. Under this agreement, he will receive a pension based on a prescribed formula if he meets certain eligibility requirements.

Also see the narrative accompanying the “Pension Benefits” table and accompanying notes for more detail on the above program.

401(k) Benefits

The Company offers a qualified 401(k) program for all employees, including senior executives, subject to tax code limits. After applying these limits, the program provides a maximum match of up to $10,200 for Messrs. May and Judge, which is equal to 50% of the first 8% of eligible base salary and annual cash incentive. For Messrs. Olivier, McHale and Butler, we provide a maximum match of up to $7,650, which is equal to 3% of eligible base salary (plus, beginning in 2014, annual cash incentive).

Deferred Compensation

The Company offers a non-qualified deferred compensation program for all senior executives. In 2013, the program allowed deferral of up to 50% of base salary, annual incentives and stock incentive awards for Messrs. May and Judge. Deferral of 100% of base salary and annual incentives was permitted in 2013 for Messrs. Olivier, McHale and Butler, and we matched up to 3% of deferred base salary in excess of the $255,000 tax code limit with deemed NU common share investments generally vesting in three years. The program allows participants to select investment measures for deferrals based on an array of deemed investment options (including certain mutual funds and publicly traded securities).

Effective in 2014, the program was amended to permit all senior executives to defer 100% of base salary, annual incentives and stock incentive awards, and the Company match was eliminated.

See the Non-Qualified Deferred Compensation Table and accompanying notes for additional details on the above program.

2014 Proxy Statement       33

COMPENSATION DISCUSSION AND ANALYSIS

Perquisites

The Company provides senior executives with limited financial planning, health services, vehicle leasing and access to tickets to sporting events, perquisites that we believe are consistent with peer companies. The current level of perquisites does not factor into decisions on total compensation.

CONTRACTUAL AGREEMENTS

We maintain contractual agreements with all of our Named Executive Officers that provide for potential compensation in the event of certain terminations following a Change of Control. The agreements are consistent with general industry practice, and we believe they are necessary to attract and retain high quality executives and to ensure executive focus on Company business during the period leading up to a potential Change of Control. The agreements are “double-trigger” agreements that provide executives with compensation in the event of a Change of Control, while still providing an incentive to remain employed with the Company for the transition period that follows.

Under the agreements, certain compensation is generally payable if, during the applicable change of control period, the executive is involuntarily terminated (other than for cause) or voluntarily terminates employment for “good reason.” These agreements are described more fully below under “Potential Payments upon Termination or Change of Control.”

TAX AND ACCOUNTING CONSIDERATIONS

The Company’s annual and long-term incentive plans were approved by shareholders and permit annual incentive and performance share awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. However, the Company believes that the availability of a tax deduction for forms of compensation is secondary to the goal of providing market-based compensation to attract and retain highly qualified executives. In addition, our compensation program plans were amended in 2008 to comply with Section 409A of the Internal Revenue Code.

The Company has adopted the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation-Stock Compensation. In general, the Company and the Committee do not take accounting considerations into account in structuring compensation arrangements.

EQUITY GRANT PRACTICES

Equity awards noted in the compensation tables are made at the February meeting of the Compensation Committee (subject to the further approval of the Board of Trustees of the Chief Executive Officer’s award) when the Committee also determines base salary, annual and long-term incentive compensation targets and annual incentive awards. The date of this meeting is chosen several months in advance, and therefore awards are not coordinated with the release of material non-public information.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Northeast Utilities Board of Trustees has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Northeast Utilities management.

Based on this review and discussion, the Compensation Committee has recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in the 2014 proxy statement and our Annual Report on Form 10-K.

The Compensation Committee

Charles K. Gifford, Chair	James S. DiStasio
John S. Clarkeson	William C. Van Faasen
Sanford Cloud, Jr.	Dennis R. Wraase

February 4, 2014

34       2014 Proxy Statement

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by our principal executive officer (Mr. May), principal financial officer (Mr. Judge) and the three other most highly compensated executive officers in 2013 (Messrs. Olivier, McHale and Butler), determined in accordance with the applicable SEC disclosure rules (collectively, the Named Executive Officers). As explained in the footnotes below, the amounts reflect the economic benefit to each Named

Executive Officer of the compensation item paid or accrued on his behalf for the fiscal year ended December 31, 2013. The compensation shown for each Named Executive Officer was for all services in all capacities to Northeast Utilities and its subsidiaries. All salaries, annual incentive amounts and long-term incentive amounts shown for each Named Executive Officer were paid for all services rendered to Northeast Utilities and its subsidiaries in all capacities.

					Change in
					Pension Value
					and Non-Qualified
				Non-Equity	Deferred
			Stock	Incentive Plan	Compensation	All Other
Name and		Salary	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)
Thomas J. May(1)	2013	1,161,250	4,263,480	2,125,000	—	111,269	7,660,999
Chairman of the Board, President	2012	1,125,000	3,418,416	2,100,000	1,232,395	91,726	7,967,537
and Chief Executive Officer
James J. Judge(1)	2013	570,750	1,074,069	650,000	111,279	20,886	2,426,984
Executive Vice President and	2012	535,667	793,045	640,000	1,097,100	21,085	3,086,897
Chief Financial Officer
Leon J. Olivier	2013	599,242	1,131,462	670,000	109,818	23,668	2,534,190
Executive Vice President and	2012	583,043	889,147	974,236	887,046	17,491	3,350,963
Chief Operating Officer	2011	565,548	852,791	412,500	724,796	16,966	2,572,601
David R. McHale	2013	570,147	1,074,069	650,000	—	22,104	2,316,320
Executive Vice President and	2012	553,853	844,685	939,939	1,127,536	16,615	3,482,628
Chief Administrative Officer	2011	537,721	810,080	393,750	798,025	16,132	2,555,708
Gregory B. Butler	2013	444,423	746,109	505,000	—	12,650	1,708,182
Senior Vice President,	2012	431,885	659,226	727,534	764,758	7,500	2,590,903
General Counsel and Secretary	2011	417,508	629,234	305,241	553,436	7,350	1,912,769

(1)	Messrs. May and Judge became Named Executive Officers upon the completion of the NSTAR merger on April 10, 2012. They were not executive officers of Northeast Utilities in 2011.

The 2012 compensation reported for Messrs. May and Judge includes compensation paid by NSTAR during the period from January 1, 2012 to April 9, 2012, prior to the closing of the merger, plus compensation paid by Northeast Utilities for the remainder of 2012, following the closing of the merger. The 2012 compensation paid by Northeast Utilities consisted of the following: for Mr. May, Salary: $822,414; Non-Equity Incentive Plan Compensation: $2,100,000; Change in Pension Value and Non-Qualified Deferred Compensation Earnings: $1,232,395; All Other Compensation: $87,821; Total: $4,242,630 and for Mr. Judge, Salary: $401,215; Non-Equity Incentive Plan Compensation: $640,000; Change in Pension Value and Non-Qualified Deferred Compensation Earnings: $1,097,100; All Other Compensation: $7,500; Total: $2,145,815.

(2)	Includes amounts deferred in 2013 under the deferred compensation program for Mr. Olivier: $119,849; and Mr. McHale: $9,693. For more information, see the Executive Contributions in the Last Fiscal Year column of the Non-Qualified Deferred Compensation Plans Table.

(3)	Reflects the aggregate grant date fair value of restricted share units (RSUs) and performance shares granted in each fiscal year, calculated in accordance with FASB ASC Topic 718.

In 2013 for each Named Executive Officer, and in 2012 and 2011 for Messrs. Olivier, McHale and Butler, RSUs were granted as long-term compensation that vest in equal annual installments over three years. RSU holders are eligible to receive dividend equivalent units on outstanding RSUs held by them to the same extent that dividends are declared and paid on our common shares. Dividend equivalent units are accounted for as additional common shares that accrue and are distributed simultaneously with the common shares issued upon vesting of the underlying RSUs. The 2012 amounts shown for Mr. May and Mr. Judge represent the value of Deferred Shares granted by NSTAR. See footnote (1).

In 2013, each of the Named Executive Officers was granted performance shares as long-term incentive compensation. These performance shares will vest on December 31, 2015 based on the extent to which the two performance conditions described in the Compensation Discussion and Analysis are achieved. The grant date values for the performance shares, assuming achievement of the highest level of both performance conditions, are as follows: Mr. May: $3,200,080; Mr. Judge: $806,174; Mr. Olivier: $849,252; Mr. McHale: $806,174; and Mr. Butler: $560,014.

(4)	Includes payments to the Named Executive Officers under the 2013 Annual Incentive Program (Mr. May: $2,125,000; Mr. Judge: $650,000; Mr. Olivier: $670,000; Mr. McHale: $650,000; and Mr. Butler: $505,000).

2014 Proxy Statement       35

EXECUTIVE COMPENSATION

(5)	Includes the actuarial increase in the present value from December 31, 2012 to December 31, 2013 of the Named Executive Officer’s accumulated benefits under all of our defined benefit pension program and agreements determined using interest rate and mortality rate assumptions consistent with those appearing under the caption entitled “Management’s Discussion and Analysis and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The Named Executive Officer may not be fully vested in such amounts. More information on this topic is set forth with respect to the Pension Benefits table, appearing further below. There were no above-market earnings on deferrals in 2013.

(6)	Includes matching contributions allocated by us to the accounts of Named Executive Officers under the 401k program as follows: $10,200 for Messrs. May and Judge, and $7,650 for Messrs. Olivier, McHale and Butler. Also includes employer matching contributions under the deferred compensation program for eligible Named Executive Officers who made deferral elections in late 2012 for salary earned in 2013 (Mr. McHale: $9,511 and Mr. Olivier: $10,391). Mr. Butler did not participate in the deferred compensation program in 2013. For Mr. May, the value shown includes $60,837 attributable to a previously granted $6,155 million present value life insurance benefit; financial planning services valued at $6,720; $7,042 paid by the Company for Company-leased vehicles and $26,470 for a home security system. For Mr. Judge, the value shown includes financial planning services valued at $6,800 and $3,886 paid by the Company for Company-leased vehicles. Some of these perquisites are made available to senior executives; however, none of the other Named Executive Officers received perquisites valued in the aggregate in excess of $10,000.

GRANTS OF PLAN-BASED AWARDS DURING 2013

The Grants of Plan-Based Awards Table provides information on the range of potential payouts under all incentive plan awards during the fiscal year ended December 31, 2013. The table also discloses the underlying stock awards and the grant date for equity-based awards. We have not granted any stock options since 2002.

		Estimated Future Payouts Under			Estimated Future Payouts			All Other Stock	Grant Date
		Non-Equity Incentive Plan			Under Equity Incentive Plan			Awards: Number	Fair Value
		Awards			Awards(1)			of Shares of	of Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Option Awards
Name	Date	($)	($)	($)	($)	(#)	(#)	(#)(2)	($)(3)
Thomas J. May
Annual Incentive(4)	2/4/2013	585,000	1,170,000	2,340,000	—	—	—	—	—
Long-Term Incentive(5)	2/5/2013	—	—	—	—	52,000	104,000	52,000	4,263,480
James J. Judge
Annual Incentive(4)	2/4/2013	187,000	374,000	748,000	—	—	—	—	—
Long-Term Incentive(5)	2/5/2013	—	—	—	—	13,100	26,200	13,100	1,074,069
Leon J. Olivier
Annual Incentive(4)	2/4/2013	196,500	393,000	786,000	—	—	—	—	—
Long-Term Incentive(5)	2/5/2013	—	—	—	—	13,800	27,600	13,800	1,131,462
David R. McHale
Annual Incentive(4)	2/4/2013	187,000	374,000	748,000	—	—	—	—	—
Long-Term Incentive(5)	2/5/2013	—	—	—	—	13,100	26,200	13,100	1,074,069
Gregory B. Butler
Annual Incentive(4)	2/4/2013	145,500	291,000	582,000	—	—	—	—	—
Long-Term Incentive(5)	2/5/2013	—	—	—	—	9,100	18,200	9,100	746,109

(1)	Reflects the number of performance shares granted to each of the Named Executive Officers on February 5, 2013 under the 2013 – 2015 Long-Term Incentive Program. Performance shares were granted subject to a three-year Performance Period that ends on December 31, 2015. At the end of the Performance Period, common shares will be awarded based on actual performance as a percentage of target, subject to reduction for applicable withholding taxes. Holders of performance shares are eligible to receive dividend equivalent units on outstanding performance shares held by them to the same extent that dividends are declared and paid on our common shares. Dividend equivalent units are accounted for as additional common shares that accrue and are distributed simultaneously with the common shares underlying the performance shares. The Annual Incentive Plan does not include an equity component.

(2)	Reflects the number of RSUs granted to each of the Named Executive Officers on February 5, 2013 under the 2013 – 2015 Long-Term Incentive Program. RSUs vest in equal installments on February 4, 2014, 2015 and 2016. We will distribute common shares with respect to vested RSUs on a one-for-one basis following vesting, after reduction for applicable withholding taxes. Holders of RSUs are eligible to receive dividend equivalent units on outstanding RSUs held by them to the same extent that dividends are declared and paid on our common shares. Dividend equivalent units are accounted for as additional common shares that accrue and are distributed simultaneously with the common shares distributed in respect of the underlying RSUs.

(3)	Reflects the grant-date fair value, determined in accordance with FASB ASC Topic 718, of RSUs and performance shares granted to the Named Executive Officers on February 5, 2013 under the 2013 – 2015 Long-Term Incentive Program.

(4)	Amounts reflect the range of potential payouts, if any, under the 2013 Annual Incentive Program for each Named Executive Officer, as described in the Compensation Discussion and Analysis. The payment in 2014 for performance in 2013 is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The threshold payment under the Annual Incentive Program is 50% of target.

(5)	Reflects the range of potential payouts, if any, pursuant to performance share awards under the 2013 – 2015 Long-Term Incentive Program, as described in the Compensation Discussion and Analysis.

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EXECUTIVE COMPENSATION

EQUITY GRANTS OUTSTANDING AT DECEMBER 31, 2013

The following table sets forth option and RSU grants outstanding at the end of our fiscal year ended December 31, 2013 for each of the Named Executive Officers. All outstanding options were fully vested as of April 10, 2012.

	Option Awards(1)			Stock Awards(2)
							Equity
						Equity	Incentive
						Incentive	Plan Awards:
						Plan Awards:	Market or
	Number of			Number	Market Value	Number of	Payout Value
	Securities			of Shares	of Shares	Unearned	of Unearned
	Underlying			or Units of	or Units of	Shares, Units	Shares, Units
	Unexercised	Option		Stock that	Stock that	or Other Rights	or Other Rights
	Options	Exercise	Option	have not	have not	That Have Not	That Have Not
	Exercisable	Price	Expiration	Vested	Vested	Vested	Vested
Name	(#)	($)	Date	(#)(3)	($)(4)	(#)(5)	($)(6)
Thomas J. May	244,032	28.12	5/3/2017	—	—	—	—
	196,800	24.74	1/24/2018	—	—	—	—
	208,608	25.93	1/22/2019	—	—	—	—
	174,496	26.90	1/28/2020	—	—	—	—
	—	—	—	160,757	6,814,489	53,832	2,281,938
James J. Judge	—	—	—	112,768	4,780,236	13,562	574,893
Leon J. Olivier	—	—	—	95,685	4,056,087	14,286	605,584
David R. McHale	—	—	—	111,430	4,723,518	13,562	574,893
Gregory B. Butler	—	—	—	83,592	3,543,465	9,421	399,356

(1)	Options held by Mr. May were granted by NSTAR before the Merger and assumed by us upon completion of the Merger.

(2)	Awards and market values of awards appearing in the table and the accompanying notes have been rounded to whole units.

(3)	A total of 173,648 unvested RSUs vested after January 1 and on or before February 25, 2014 (Mr. May: 90,002 and Mr. Judge: 20,884; Mr. Olivier: 23,479; Mr. McHale: 22,300; and Mr. Butler: 16,983). An additional 42,954 unvested RSUs will vest on January 26, 2015 (Mr. May: 34,866 and Mr. Judge: 8,088). An additional 34,888 unvested RSUs will vest on February 4, 2015 (Mr. May: 17,944; Mr. Judge: 4,521; Mr. Olivier: 4,762; Mr. McHale: 4,521; and Mr. Butler: 3,140). An additional 24,489 unvested RSUs will vest on February 25, 2015 (Mr. Olivier: 9,099; Mr. McHale: 8,644; and Mr. Butler: 6,746). An additional 34,890 unvested RSUs will vest on February 4, 2016 (Mr. May: 17,945; Mr. Judge: 4,521; Mr. Olivier: 4,762; Mr. McHale: 4,521; and Mr. Butler: 3,141).

In connection with the Merger, in November 2010, we and NSTAR each established retention pools in an aggregate amount of $10 million to be allocated to key employees, including some or all executive officers, to help ensure their continued dedication to the Company both before and after completion of the Merger. Awards were in the form of RSUs and generally vest subject to three years of continuous service following completion of the Merger. Full payment will also be made if an eligible executive dies, becomes disabled, or is terminated by the Company without “cause” before the end of the retention period, in which case the retention payment will be reduced by the amount of any cash severance payable to the executive upon or during the year following termination. Awards granted to former NSTAR executive officers were assumed by us upon completion of the Merger. 253,365 unvested RSUs granted pursuant to the retention pools will vest subject to three years of continuous service following completion of the Merger (Mr. Judge: 74,755; Mr. Olivier: 53,583; Mr. McHale: 71,444; and Mr. Butler: 53,583). Mr. May did not participate in this program.

(4)	The market value of RSUs is determined by multiplying the number of RSUs by $42.39, the closing price per share of common shares on December 31, 2013, the last trading day of the year.

(5)	Reflects the target payout level for 2013 performance shares. The payout for 2013 performance shares will be based on actual performance as a percentage of target, subject to reduction for applicable withholding taxes. As described more fully under “Performance Shares” in the Compensation Discussion and Analysis and footnote (1) to the Grants of Plan-Based Awards table, performance shares will vest following a three-year performance period based on the extent to which the two 2013 performance conditions are achieved. A total of 104,663 unearned performance shares (including accrued dividend equivalents) will vest on December 31, 2015, assuming achievement of these conditions at a target level of performance: (Mr. May: 53,832; Mr. Judge: 13,562; Mr. Olivier: 14,286; Mr. McHale: 13,562; and Mr. Butler: 9,421).

(6)	The market value is determined by multiplying the number of performance shares in the adjacent column by $42.39, the closing price of NU common shares on December 31, 2013, the last trading day of the year.

2014 Proxy Statement       37

EXECUTIVE COMPENSATION

OPTIONS EXERCISED AND STOCK VESTED IN 2013

The following table reports amounts realized on equity compensation during the fiscal year ended December 31, 2013. The Stock Awards columns report the vesting of RSU grants to the Named Executive Officers in 2013.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired on	Value Realized
	on Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)(1)	(#)(2)	($)(3)
Thomas J. May	262,400	5,633,484	69,605	2,801,591
James J. Judge	—	—	15,807	636,221
Leon J. Olivier	—	—	26,331	1,080,088
David R. McHale	—	—	25,051	1,027,580
Gregory B. Butler	—	—	19,478	798,971

(1)	Represents the amounts realized upon option exercises, which is the difference between the option exercise price and the market price at the time of exercise.

(2)	Includes RSUs granted to our Named Executive Officers under our long-term incentive programs, including dividend reinvestments, as follows:

	2010	2011	2012	2013
Name	Program	Program	Program	Program
Thomas J. May	—	35,925	33,680	—
James J. Judge	—	7,993	7,813	—
Leon J. Olivier	8,251	9,291	8,789	—
David R. McHale	7,875	8,825	8,350	—
Gregory B. Butler	6,106	6,855	6,516	—

In all cases, we reduce the distribution of common shares by that number of shares valued in an amount sufficient to satisfy tax withholding obligations, which amount we distribute in cash.

(3)	Values realized on vesting for Messrs. May and Judge are based on $40.25 per share, the closing price of NU common shares on January 28, 2013. Values realized on vesting for Messrs. Olivier, McHale and Butler are based on $41.02 per share, the closing price of NU common shares on February 25, 2013.

PENSION BENEFITS IN 2013

The Pension Benefits Table shows the estimated present value of accumulated retirement benefits payable to each Named Executive Officer upon retirement based on the assumptions described below. The table distinguishes between benefits available under the qualified pension program, the supplemental pension program, and any additional benefits available under contractual agreements. See the narrative above in the Compensation Discussion and Analysis under the heading “OTHER- Retirement Benefits” and “CONTRACTUAL AGREEMENTS” for more detail on benefits under these plans and our agreements.

The values shown in the Pension Benefits Table for Messrs. May and Judge were calculated as of December 31, 2013 based on benefit payments in the form of a lump sum. For Messrs. McHale and Butler, we assumed a payment of benefits in the form of a one-half spousal contingent annuitant option. In recognition of Mr. May’s contribution to the success of the Company and in order to incent Mr. May to postpone retirement, continue to serve as Chairman,

President and Chief Executive Officer, including, but not limited to, carrying out the critical task of completing the integration of the legacy companies, the Compensation Committee and the Board of Trustees approved a resolution in February of 2014 providing that the net present value of Mr. May’s supplemental pension program benefit will be not less than the amount that represents the value of his earned supplemental pension program benefit as of December 31, 2012, the end of the year that Mr. May reached retirement age. The supplemental retirement benefit equaled $23.05 million at that date. Such earned supplemental pension program benefit value could otherwise change in the future because of the reduction in mortality factors and the potentially rising interest rates. The Board believes that Mr. May’s continuing employment is critical to the success of the Company, and that establishing a minimum supplemental pension program value at the amount that was previously earned is fair and desirable. The values shown in the Pension Benefits Table for Mr. May reflect this. For Mr. Olivier, we assumed a lump

38       2014 Proxy Statement

EXECUTIVE COMPENSATION

sum payment of his special retirement benefits under his agreement, and payment of his qualified pension program benefit as a life annuity with a one-third spousal contingent annuitant option (the typical payment form under that Plan).

The values shown in this Table for the Named Executive Officers were based on benefit payments commencing at the earliest possible ages for retirement with unreduced benefits: Mr. May: age 60, Mr. Judge: age 60, Mr. Olivier: age 60, Mr. McHale: age 60, Mr. Butler: age 62.

In addition, we determined benefits under the qualified pension program using tax code limits in effect on December 31, 2013. For Messrs. May and Judge, the values shown reflect actual 2013 salary and annual incentives earned in 2012 but paid in 2013 (per applicable supplemental program rules). For Messrs. McHale and Butler, the values shown reflect actual 2013 salary and annual incentives earned in 2013 but paid in 2014 (per applicable supplemental program rules).

We determined the present value of benefits at retirement age using the discount rate of 4.85% (5.03% for Messrs. Olivier, McHale and Butler) under Statement of Financial Accounting Standards No. 87 for the 2013 fiscal year end measurement (as of December 31, 2013). This present value assumes no pre-retirement mortality, turnover or disability. However, for the postretirement period beginning at retirement age, we used the RP2000 Combined Healthy mortality table (the 1983 Group Annuity Mortality Table for Mr. Olivier per his agreement) as published by the Society of Actuaries projected to 2013 with projection scale AA, which is the same table used for financial reporting under FAS 87. Additional assumptions appear under the caption entitled “Management’s Discussion and Analysis and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Pension Benefits

		Number	Present	Payments
		of Years	Value of	During Last
		Credited	Accumulated	Fiscal Year
Name	Plan Name	Service (#)	Benefit ($)	($)
Thomas J. May	Pension Program	37.5	2,283,984	—
	Supplemental Program	20.0	6,107,124	—
	Supplemental Program	37.5	13,681,087	—
James J. Judge	Pension Program	36.33	2,264,922	—
	Supplemental Program	20.0	3,598,556	—
	Supplemental Program	36.33	2,349,639	—
Leon J. Olivier(1)	Pension Program	14.8	616,794	—
	Supplemental Program	12.3	4,062,892	—
	Supplemental Benefit	31.2	1,216,389	105,966
David R. McHale	Pension Program	32.3	1,131,791	—
	Supplemental Program	32.3	4,287,656	—
Gregory B. Butler	Pension Program	16.0	578,831	—
	Supplemental Program	16.0	1,611,333	—

(1)	Mr. Olivier was employed with Northeast Nuclear Energy Company, one of our subsidiaries, from October of 1998 through March of 2001. In connection with this employment, he received a special retirement benefit that provided credit for service with his previous employer, Boston Edison Company (BECO), when calculating the value of his defined benefit pension, offset by the pension benefit provided by BECO. The benefit, which commenced upon Mr. Olivier’s 55th birthday, provides an annuity of $105,966 per year in a form that provides no contingent annuitant benefit. The present value of future payments under this benefit was calculated using the actuarial assumptions currently used by the pension program. Mr. Olivier was rehired by us from Entergy in September 2001. Mr. Olivier’s current employment agreement provides for certain supplemental pension benefits in lieu of benefits under the supplemental program, in order to provide a benefit similar to that provided by Entergy. Under this arrangement, Mr. Olivier is eligible to receive a supplemental benefit, consisting of three percent of final average compensation for each of his first 15 years of service since September 10, 2001, plus one percent of final average compensation for each of the second 15 years of service. Alternatively, if Mr. Olivier voluntarily terminates his employment with us, he is eligible to receive upon retirement a lump sum payment of $2,050,000 in lieu of benefits under the supplemental program and the benefit described in the preceding sentence. These benefits will be offset by the value of any benefits he receives from the pension program. Amounts reported in the table assume the termination of his employment with our consent on December 31, 2013, and payment of the lump sum benefit of $4,062,892 offset by pension program benefits.

2014 Proxy Statement       39

EXECUTIVE COMPENSATION

NONQUALIFIED DEFERRED COMPENSATION IN 2013

See the narrative above in the Compensation Discussion and Analysis under the heading “ELEMENTS OF 2013 COMPENSATION - OTHER- Deferred Compensation” for more detail on our non-qualified deferred compensation program.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)(1)	($)(2)	($)	($)	($)(3)
Thomas J. May	—	—	5,644,052	—	44,963,882
James J. Judge	—	—	385,048	—	3,372,253
Leon J. Olivier	119,849	10,391	650,128	—	2,581,912
David R. McHale	9,693	9,511	10,499	—	82,056
Gregory B. Butler	—	—	1,492	—	13,261

(1)	Includes deferrals under our deferred compensation program (Mr. Olivier: $119,849 and Mr. McHale: $9,693). Named Executive Officers who participate in this program are provided with a variety of investment opportunities, which the individual can modify and reallocate under the program terms. Contributions by the Named Executive Officer are vested at all times; however, the applicable employer matching contribution vests after three years and will be forfeited if the executive’s employment terminates, other than for retirement, death or disability, prior to vesting, but will become fully vested upon a change of control. The amounts reported in this column for each Named Executive Officer are reflected as compensation to such Named Executive Officer in the Summary Compensation Table.

(2)	Includes employer matching contributions made under the deferred compensation program as of December 31, 2013 and posted on January 31, 2014, as reported in the All Other Compensation column of the Summary Compensation Table: (Mr. Olivier: $10,391 and Mr. McHale: $9,511). The employer matching contribution is deemed to be invested in common shares but is paid in cash at the time of distribution.

(3)	Includes the total market value of deferred compensation program balances at December 31, 2013, plus the value of vested RSUs or other awards for which the distribution of common shares is currently deferred, based on $42.39, the closing price of NU common shares on December 31, 2013, the last trading day of the year. The aggregate balances reflect a significant level of earnings on previously earned and deferred compensation.

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EXECUTIVE COMPENSATION

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Generally, a “change of control” means a change in ownership or control effected through (i) the acquisition of 20% or more of the combined voting power of common shares or other voting securities (30% for Messrs. May and Judge, excluding certain defined transactions), (ii) the acquisition of more than 50% of common shares excluding certain defined transactions (for Messrs. May and Judge), (iii) a change in the majority of the Board of Trustees, unless approved by a majority of the incumbent Trustees, (iv) certain reorganizations, mergers or consolidations where substantially all of the persons who were the beneficial owners of the outstanding common shares immediately prior to such business combination do not beneficially own more than 50% (75% for Mr. Olivier) of the voting power of the resulting business entity (excluding in certain cases defined transactions), and (v) complete liquidation or dissolution of the Company, or a sale or disposition of all or substantially all of the assets of the Company other than, for Messrs. McHale and Butler, to an entity with respect to which following completion of the transaction more than 50% (75% for Mr. Olivier) of common shares or other voting securities is then owned by all or substantially all of the persons who were the beneficial owners of common shares and other voting securities immediately prior to such transaction.

In the event of a change of control, the Named Executive Officers are generally entitled to receive compensation and benefits following either involuntary termination of employment without “cause” or voluntary termination of employment for “good reason” within the applicable period (generally two years following change of control or shareholder approval thereof). The Committee believes that termination for good reason is conceptually the same as termination “without cause” and, in the absence of this provision, potential acquirers would have an incentive to constructively terminate executives to avoid paying severance. Termination for “cause” generally means termination due to a felony or certain other convictions; fraud, embezzlement, or theft in the course of employment; intentional, wrongful damage to Company property; gross misconduct or gross negligence in the course of employment or gross neglect of duties harmful to the Company; or a material breach of obligations under the agreement. “Good reason” for termination generally exists after assignment of duties inconsistent with executive’s position, a material reduction in compensation or benefits, a transfer more than 50 miles from the executive’s pre-change of control principal business location (or for Messrs. May and Judge, a transfer outside the Greater Boston Metropolitan Area), or requiring business travel to a substantially greater extent than required pre-change of control (for Messrs. May and Judge).

The discussion and tables below show compensation payable to each Named Executive Officer, in the event of: (i) termination for cause; (ii) voluntary termination; (iii) involuntary not-for-cause termination; (iv) termination in the event of disability; (v) death; and (vi) termination following change of control. The amounts shown assume that each termination was effective as of December 31, 2013, the last business day of the fiscal year as required under SEC reporting requirements.

The summaries above do not purport to be complete and are qualified in their entirety by the actual terms and provisions of the agreements and plans, copies of which have been filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2013.

Payments Upon Termination

Regardless of the manner in which the employment of a Named Executive Officer terminates, he is entitled to receive certain amounts earned during his term of employment. Such amounts include:

  Vested RSUs and certain other vested awards;

  Amounts contributed and any vested matching contributions under the deferred compensation program;

  Pay for unused vacation; and

  Amounts accrued and vested under the pension/supplemental and 401k programs (except in the event of a termination for cause under the supplemental program).

As a result, we do not include these amounts in the tables.

See the section above captioned “PENSION BENEFITS IN 2013” for information about the pension program, supplemental program and other benefits, and the section captioned “NONQUALIFIED DEFERRED COMPENSATION IN 2013.”

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EXECUTIVE COMPENSATION

I. Post-Employment Compensation: Termination for Cause

	May	Judge	Olivier	McHale	Butler
Type of Payment	($)	($)	($)	($)	($)
Incentive Programs
Annual Incentives	—	—	—	—	—
Performance Shares	—	—	—	—	—
RSUs	—	—	—	—	—
Pension and Deferred Compensation
Supplemental Pension Program	—	—	—	—	—
Supplemental Benefit(1)	—	—	1,216,389	—	—
Deferred Compensation Program	—	—	—	—	—
Other Benefits
Health and Welfare Cash Value	—	—	—	—	—
Perquisites	—	—	—	—	—
Separation Payments
Excise Tax & Gross-Up	—	—	—	—	—
Separation Payment for Non-Compete Agreement	—	—	—	—	—
Separation Payment for Liquidated Damages	—	—	—	—	—
Total	—	—	1,216,389	—	—

(1)	Represents actuarial present values at year-end 2013 of amounts payable solely under Mr. Olivier’s employment agreement upon termination (which are in addition to amounts due under the pension program). Under Mr. Olivier’s agreement, he would receive upon termination a lump sum payment of $2,050,000, offset by the value of pension program benefits.

II. Post-Employment Compensation: Voluntary Termination

	May	Judge	Olivier	McHale	Butler
Type of Payment	($)	($)	($)	($)	($)
Incentive Programs
Annual Incentives(1)	2,125,000	650,000	670,000	650,000	505,000
Performance Shares(2)	2,281,952	191,645	555,139	—	133,105
RSUs(3)	2,091,777	175,664	1,734,238	—	659,970
Pension and Deferred Compensation
Supplemental Pension Program	—	—	—	—	—
Supplemental Benefit(4)	—	—	1,216,389	—	—
Deferred Compensation Program	—	—	—	—	—
Other Benefits
Health and Welfare Benefits	—	—	—	—	—
Perquisites	—	—	—	—	—
Separation Payments
Excise Tax & Gross-Up	—	—	—	—	—
Separation Payment for Non-Compete Agreement	—	—	—	—	—
Separation Payment for Liquidated Damages	—	—	—	—	—
Total	6,498,729	1,017,309	4,175,766	650,000	1,298,075

(1)	Represents actual 2013 annual incentive awards, determined as described in the Compensation Discussion and Analysis.

(2)	Represents performance share awards under the 2013 – 2015 Long-Term Incentive Program.

(3)	Represents values of RSUs granted to the Named Executive Officers under our long-term incentive programs that, at year-end 2013, were unvested under applicable vesting schedules. Under these programs, RSUs vest pro rata based on credited service years and age at termination, and time worked during the vesting period. The values were calculated by multiplying the number of RSUs by $42.39, the closing price of our common shares on December 31, 2013, the last trading day of the year. Excludes retention pool RSU grants, which would not vest upon voluntary termination.

(4)	Represents actuarial present values at year-end 2013 of amounts payable solely under employment agreements (which are in addition to amounts due under the pension program). Under Mr. Olivier’s agreement, he would receive a lump sum payment of $2,050,000, offset by the value of pension program benefits. Amounts shown are year-end 2013 present values payable upon termination.

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III. Post-Employment Compensation: Involuntary Termination, Not for Cause

	May	Judge	Olivier	McHale	Butler
Type of Payment	($)	($)	($)	($)	($)
Incentive Programs
Annual Incentives(1)	2,125,000	650,000	670,000	650,000	505,000
Performance Shares(2)	2,281,952	191,645	555,139	—	133,105
RSUs(3)	2,091,777	3,344,473	4,005,621	1,131,026	1,452,953
Pension and Deferred Compensation
Supplemental Pension Program	—	—	—	—	—
Supplemental Benefit(4)	—	—	1,216,389	3,324,554	2,231,789
Deferred Compensation Program(5)	—	—	—	9,511	—
Other Benefits
Health and Welfare Benefits(6)	—	—	—	78,326	76,985
Perquisites(7)	—	—	—	10,000	10,000
Separation Payments
Excise Tax & Gross-Up	—	—	—	—	—
Separation Payment for Non-Compete Agreement(8)	—	—	—	948,750	739,200
Separation Payment for Liquidated Damages(9)	—	—	—	948,750	739,200
Total	6,498,729	4,186,118	6,447,149	7,100,917	5,888,232

(1)	Represents actual 2013 Named Executive Officer annual incentive awards, determined as described in the Compensation Discussion and Analysis.

(2)	Represents performance share awards under the 2013 – 2015 Long-Term Incentive Program.

(3)	Represents values of RSUs under our long-term incentive programs that, at year-end 2013, were unvested under applicable vesting schedules. Under these programs, RSUs vest pro rata based on credited service years and age at termination, and time worked during the vesting period. Under the retention program, RSUs vest fully upon termination without cause and the value is reduced by separation payments. The values were calculated by multiplying the number of RSUs by $42.39, the closing price of our common shares on December 31, 2013, the last trading day of the year.

(4)	Represents actuarial present values at year-end 2013 of amounts payable solely under employment agreements upon termination (which are in addition to amounts due under the pension program). Mr. Olivier’s agreement provides for a lump sum payment of $3,271,654 offset by the value of pension program benefits. Agreements with Messrs. McHale and Butler provide for two years age and service credit under the supplemental program.

(5)	Represents value of Company matching contributions under the deferred compensation program that were unvested under applicable vesting schedules (other amounts in this program represent previously vested Company matching contributions, where applicable, and earned compensation contributed by executives).

(6)	Represents estimated Company cost at year-end 2013 of providing post-employment welfare benefits beyond those available to non-executives upon involuntary termination. The amount reported in the table for Messrs. McHale and Butler represents (a) the value of two years employer contributions toward active health, long-term disability, and life insurance benefits, plus (b) a payment to offset any taxes thereon (gross-up).

(7)	Represents Company cost of reimbursing Messrs. McHale and Butler for two years financial planning and tax preparation fees.

(8)	Represents consideration for agreements not to compete with the Company following termination. Employment agreements with these executives provide for a lump-sum payment equal to the sum of their base salary plus annual incentive award. These payments do not replace, offset or otherwise affect the calculation or payment of the annual incentive awards.

(9)	Represents severance payments in addition to any non-compete agreement payments described in the prior note.

2014 Proxy Statement       43

EXECUTIVE COMPENSATION

IV. Post-Employment Compensation: Termination Upon Disability

	May	Judge	Olivier	McHale	Butler
Type of Payment	($)	($)	($)	($)	($)
Incentive Programs
Annual Incentives(1)	2,125,000	650,000	670,000	650,000	505,000
Performance Shares(2)	760,646	191,645	555,139	191,645	133,105
RSUs and Other Awards(3)	5,229,782	4,381,049	2,473,244	3,895,105	2,931,353
Pension and Deferred Compensation
Supplemental Pension Program	—	—	—	—	—
Supplemental Benefit(4)	—	—	1,216,389	—	—
Deferred Compensation Program(5)	—	—	—	9,511	—
Other Benefits
Health and Welfare Benefits	—	—	—	—	—
Perquisites	—	—	—	—	—
Separation Payments
Excise Tax & Gross-Up	—	—	—	—	—
Separation Payment for Non-Compete Agreement	—	—	—	—	—
Separation Payment for Liquidated Damages	—	—	—	—	—
Total	8,115,428	5,222,694	4,914,772	4,746,261	3,569,458

(1)	Represents actual 2013 Named Executive Officer annual incentive awards, determined as described in the Compensation Discussion and Analysis.

(2)	Represents performance share awards under the 2013 – 2015 Long-Term Incentive Program.

(3)	Represents values of RSUs and other awards under our long-term incentive programs and retention awards that, at year-end 2013, were unvested under applicable vesting schedules. Under these programs and awards, upon termination due to disability, awards vest in full or on a prorated basis based on credited service years and age at termination, and time worked during the vesting period. The values were calculated by multiplying the number of RSUs by $42.39, the closing price of our common shares on December 31, 2013, the last trading day of the year.

(4)	Represents the actuarial present values at the end of 2013 of the amounts payable solely as the result of employment agreements upon termination (which are in addition to amounts payable under the pension program). Under Mr. Olivier’s agreement, a disability termination results in a lump sum payment of $3,271,654, offset by the value of pension program benefits.

(5)	Represents value of Company matching contributions under the deferred compensation program that were unvested under applicable vesting schedules (other amounts in this program represent previously vested Company matching contributions, where applicable, and earned compensation contributed by executives).

V. Post-Employment Compensation: Death

	May	Judge	Olivier	McHale	Butler
Type of Payment	($)	($)	($)	($)	($)
Incentive Programs
Annual Incentives(1)	2,125,000	650,000	670,000	650,000	505,000
Performance Shares(2)	760,646	191,645	555,139	191,645	133,105
RSUs and Other Awards(3)	5,229,782	4,381,049	2,473,244	3,895,105	2,931,353
Pension and Deferred Compensation
Supplemental Pension Program	—	—	—	—	—
Supplemental Benefit(4)	—	—	1,216,389	—	—
Deferred Compensation Program(5)	—	—	—	9,511	—
Other Benefits
Health and Welfare Benefits	—	—	—	—	—
Perquisites	—	—	—	—	—
Separation Payments
Excise Tax & Gross-Up	—	—	—	—	—
Separation Payment for Non-Compete Agreement	—	—	—	—	—
Separation Payment for Liquidated Damages	—	—	—	—	—
Total	8,115,428	5,222,694	4,914,772	4,746,261	3,569,458

(1)	Represents actual 2013 Named Executive Officer annual incentive awards, determined as described in the Compensation Discussion and Analysis.

(2)	Represents performance share awards under the 2013 – 2015 Long-Term Incentive Program.

44       2014 Proxy Statement

EXECUTIVE COMPENSATION

(3)	Represents values of RSUs and other awards under our long-term incentive programs and retention awards that, at year-end 2013, were unvested under applicable vesting schedules. Under these programs and awards, upon termination due to death, awards vest in full or are prorated based on credited service years and age at termination, and time worked during the vesting period. The values were calculated by multiplying the number of RSUs by $42.39, the closing price of our common shares on December 31, 2013, the last trading day of the year.

(4)	Represents the actuarial present values at the end of 2013 of the amounts payable to a surviving spouse solely under agreements (which are in addition to amounts due under the pension program). Under Mr. Olivier’s agreement, this benefit would be a lump sum payment of $3,271,654, offset by the value of pension program benefits. Pension amounts shown in the table are year-end 2013 present values of benefits immediately payable to the spouse or estate.

(5)	Represents value of Company matching contributions under the deferred compensation program that were unvested under applicable vesting schedules (other amounts in this program represent previously vested Company matching contributions, where applicable, and earned compensation contributed by executives).

Payments Made Upon a Change of Control

The agreements with Messrs. May, Judge, McHale, and Butler include change of control benefits. Mr. Olivier participates in the Special Severance Program for Officers (SSP), which also provides change of control benefits. The agreements and the SSP are binding on us and on certain of our majority-owned subsidiaries.

Pursuant to the agreements and the SSP, if an involuntary non-“cause” termination of employment occurs following a change of control (see definition of “cause” above under the heading of “POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL”), or in the event of a voluntary termination for “good reason” (as described above under such heading), then the Named Executive Officers generally will receive the benefits listed below:

  For Messrs. May and Judge, a lump sum severance payment of three-times (two-times for Messrs. McHale and Butler, and one-times for Mr. Olivier) the sum of the executive’s base salary plus annual incentive award for the relevant year (Base Compensation), plus for Messrs. McHale and Butler consideration for two year non-compete and non-solicitation covenants (one year covenant for Mr. Olivier) in the form of a lump sum payment equal to Base Compensation;

  Three years health benefits continuation (two years for Mr. Olivier);

  For Messrs. McHale and Butler, three years additional age and service credit under the applicable supplemental pension program (or a lump sum payment equal to the value of such credit under that program and the pension program for Messrs. May and Judge);
  Automatic vesting and distribution of long-term performance awards (with performance shares vesting at target) and certain other awards; and

  A lump sum equal to any excise taxes incurred under the Internal Revenue Code due to receipt of change of control payments, plus an amount to offset any taxes incurred on such payments (gross-up) except for Mr. Olivier. (The Company has discontinued the practice of providing such gross-up payments in contractual agreements for newly elected executives.)

For Messrs. McHale and Butler, the Merger did not constitute a change of control under their agreements. For Mr. Olivier, no compensation or benefits will be payable unless employment terminates during the applicable change of control period in the circumstances described below. For Messrs. May and Judge, in accordance with terms established by the NSTAR Executive Personnel Committee subsequent to the execution of the Merger Agreement between the Company and NSTAR, and notwithstanding the terms of the NSTAR Long Term Incentive Plan, which called for outstanding and unvested stock awards to vest upon a change of control, the 2011 and 2012 NSTAR performance awards did not vest upon the closing of the Merger, but were instead converted to RSUs and were made subject to the same vesting schedule as Company RSUs. No other benefits will be payable to these executives unless employment terminates during the applicable period in the circumstances described below.

The above summaries do not purport to be complete and are qualified in their entirety by the actual terms and provisions of the agreements and programs (including component plans), copies of which have been filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2013 (where applicable).

2014 Proxy Statement       45

EXECUTIVE COMPENSATION

VI. Post-Employment Compensation: Termination Following a Change of Control

	May	Judge	Olivier	McHale	Butler
Type of Payment	($)	($)	($)	($)	($)
Incentive Programs
Annual Incentives(1)	2,125,000	650,000	670,000	650,000	505,000
Performance Shares(2)	2,281,952	574,876	605,595	574,876	399,341
RSUs and Other Awards(3)	6,814,460	1,611,439	2,062,876	1,877,281	1,325,873
Pension and Deferred Compensation
Supplemental Pension Program	—	—	—	—	—
Supplemental Benefit(4)	775,006	1,779,745	1,216,389	6,629,031	2,664,404
Deferred Compensation Program(5)	—	—	—	9,511	—
Other Benefits
Health and Welfare Benefits(6)	64,080	60,921	24,807	109,669	96,163
Perquisites(7)	20,160	20,400	—	15,000	15,000
Separation Payments
Excise Tax and Gross-Up(8)	—	—	—	4,272,087	2,954,307
Separation Payment for Non-Compete Agreement(9)	—	—	996,600	948,750	739,200
Separation Payment for Liquidated Damages(10)	9,810,000	3,645,000	996,600	1,897,500	1,478,400
Total	21,890,658	8,342,381	6,572,867	16,983,705	10,177,688

(1)	Represents actual 2013 annual incentive awards, determined as described in the Compensation Discussion and Analysis.

(2)	Represents performance share awards under the 2013 – 2015 Long-Term Incentive Program.

(3)	Represents values of RSUs and other awards under our long-term incentive programs and retention awards that, at year-end 2013, were unvested under applicable vesting schedules. Under these programs, upon termination in certain cases without cause or for good reason following a change of control, awards generally vest in full. Retention awards vest in full in such circumstances, and the payout value is reduced by any separation payments as described above. The values were calculated by multiplying the number of shares subject to awards by $42.39, the closing price of our common shares on December 31, 2013, the last trading day of the year.

(4)	Represents actuarial present value at year-end 2013 of amounts payable solely as a result of provisions in employment agreements (which are in addition to amounts payable under the pension program). For Messrs. May, Judge, McHale and Butler, pension benefits were calculated by adding three years of service (and a lump sum of this benefit value is payable to Messrs. May, Judge and Butler). Mr. Olivier’s agreement provides for a lump sum payment of $4,062,892, offset by his pension program benefit value. Pension amounts shown in the table are present values at year-end 2013 of benefits payable upon termination as described with respect to the Pension Benefits Table above.

(5)	Represents value of Company matching contributions under the deferred compensation program that were unvested under applicable vesting schedules (other amounts in this program represent previously vested Company matching contributions, where applicable, and earned compensation contributed by executives).

(6)	Represents Company cost at year-end 2013 (estimated by our benefits consultants) of providing post-employment welfare benefits to Named Executive Officers beyond those benefits provided to non-executives upon involuntary termination. The amounts shown in the table for Messrs. May and Judge represent the value of three years continued welfare plan participation. The amounts shown in the table for Messrs. McHale and Butler represent (a) the value of three years employer contributions toward active health, long-term disability, and life insurance benefits, plus (b) a payment to offset any taxes on the value of these benefits (gross-up), less (c) the value of one year retiree health coverage at retiree rates. The amounts reported in the table for Mr. Olivier represent (a) the value of two years employer contributions toward active health benefits, plus (b) a payment to offset any taxes on the value of these benefits (gross-up), less (c) the value of two years retiree health coverage at retiree rates.

(7)	Represents cost of reimbursing financial planning and tax preparation fees for three years.

(8)	Represents payments made to offset costs to Messrs. McHale and Butler associated with certain excise taxes under Section 280G of the Internal Revenue Code. Executives may be subject to certain excise taxes under Section 280G if they receive payments and benefits related to a termination following a Change of Control that exceed specified Internal Revenue Service limits. Contractual agreements with the above executives provide for a grossed-up reimbursement of these excise taxes. The amounts in the table are based on the Section 280G excise tax rate of 20%, the statutory federal income tax withholding rate of 35%, the applicable state income tax rate, and the Medicare tax rate of 1.45%.

(9)	Represents payments made under agreements or the SSP as consideration for agreement not to compete with the Company following termination of employment equal to the sum of base salary plus relevant annual incentive award. These payments do not replace, offset or otherwise affect the calculation or payment of the annual incentive awards.

(10)	Represents severance payments in addition to any non-compete agreement payments described in the prior note. For Messrs. May and Judge, this payment equals three-times the sum of base salary plus relevant annual incentive award (two-times the sum for Messrs. McHale and Butler, and one-times the sum for Mr. Olivier.) These payments do not replace, offset or otherwise affect the calculation or payment of the annual incentive awards.

46       2014 Proxy Statement

TRUSTEE COMPENSATION

The Compensation Committee recommends to the Board of Trustees compensation for the Trustees based on competitive market practices for both the total value of compensation and the allocation of cash and equity. The Committee uses data obtained from similarly sized utility and general industry companies as guidelines for setting Trustee compensation. The level of Trustee compensation recommended by the Committee and approved by the Board enables us to attract Trustees who have a broad range of backgrounds and experiences. When last benchmarked in 2012, we found that our Trustee compensation was between the median levels of the utility industry peer group we use for executive compensation purposes and companies in the general industry of similar size.

In 2013, we paid each of our non-employee Trustees an annual cash retainer in the amount of $100,000 for service on the Board during his or her term of office, including participation in all Board and Committee meetings. In addition, Trustees holding the positions of Non-Executive Chairman of the Board, Lead Trustee, Chair of the Audit Committee, Chair of the Compensation Committee, Chair of the Corporate Governance Committee, and Chair of the Finance Committee on January 1 received additional annual cash retainers in the amounts set forth below. All cash retainers are payable in equal installments on the first business day of each calendar quarter.

Additional Cash Retainer	Annual Amount
Non-Executive Chairman of the Board	$200,000
Lead Trustee	$25,000
Audit Committee Chair	$15,000
Compensation Committee Chair	$10,000
Corporate Governance Committee Chair	$10,000
Finance Committee Chair	$10,000

Each non-employee Trustee serving on January 1 also receives a grant under the Northeast Utilities Incentive Plan, effective on the 10th business day of each such year, of that number of RSUs resulting from dividing $100,000 by the average closing price of our common shares as reported on the NYSE for the 10 trading days immediately preceding such date and rounding the resulting amount to the nearest whole RSU. RSUs vest on the next business day following the grant, and distribution to the Trustee in equivalent common shares is deferred until the tenth business day of January of the year following retirement from Board service. Any individual who is elected to serve as a Trustee after January 1 of any calendar year receives an RSU grant prorated from the date of such election and granted on the first business day of the month following such election.

Annual cash retainers, additional cash retainers and annual RSU grants for service on the Board for 2013, based on the amounts described above, were paid in such amounts as noted in the table below.

The share ownership guidelines set forth in the Company’s Corporate Governance Guidelines require each Trustee to attain and hold 7,500 common shares and/or RSUs of the Company within five years from January 1 of the year succeeding their date of election to the Board. All of the current Trustees exceed the required share ownership threshold or are expected to do so within the stated period.

Pursuant to the deferred compensation program, prior to the year earned, each Trustee may irrevocably elect to defer receipt of all or a portion of their cash compensation. Deferred funds are credited with deemed earnings on various deemed investments as permitted by the program. Deferred compensation is payable either in a lump sum or in installments in accordance with the Trustee’s prior election.

In addition, we pay travel-related expenses for spouses of Trustees who attend Board functions. The Internal Revenue Service considers payment of travel expenses for a Trustee’s spouse to be imputed income to the individual Trustee. Effective January 1, 2009, we discontinued tax gross-up payments in connection with spousal travel expenses.

2014 Proxy Statement       47

TRUSTEE COMPENSATION

The table below sets forth all compensation paid to or accrued by each non-employee Trustee in 2013.

			Change in
			Pension Value and
			Non-Qualified
	Fees Earned		Deferred
	or Paid in	Stock	Compensation	All Other
	Cash	Awards	Earnings	Compensation	Total
Trustee	($)(1)	($)(2)	($)(3)	($)	($)
Richard H. Booth	115,000	99,204	—	—	214,204
John S. Clarkeson	100,000	99,204	—	—	199,204
Cotton M. Cleveland	100,000	99,204	57,150	—	256,354
Sanford Cloud, Jr.	135,000	99,204	—	—	234,204
James S. DiStasio	110,000	99,204	—	—	209,204
Francis A. Doyle	100,000	99,204	—	—	199,204
Charles K. Gifford	110,000	99,204	—	—	209,204
Paul A. La Camera	100,000	99,204	—	—	199,204
Kenneth R. Leibler	100,000	99,204	—	—	199,204
Charles W. Shivery	300,000	99,204	—	—	399,204
William C. Van Faasen	100,000	99,204	—	—	199,204
Frederica M. Williams	100,000	99,204	—	—	199,204
Dennis R. Wraase	100,000	99,204	—	—	199,204

(1)	Represents the aggregate dollar amount of all fees earned or paid in cash, including annual retainer fees and committee chair fees. Also includes the amount of cash compensation deferred at the election of the Trustee. For the fiscal year ended December 31, 2013, Messrs. DiStasio and Doyle and Ms. Cleveland deferred 100% of their cash compensation.

(2)	Includes the grant date market value of $100,000 in value of RSU grants made on January 15, 2013, which vested on January 16, 2013, and as determined in accordance with the provisions set forth on the preceding page. Each Trustee received 2,545 RSUs.

Outstanding RSU grants accrue corresponding dividend-equivalent units that are subject to the same restrictions and vesting schedule as the underlying RSUs. There were no outstanding option awards as of December 31, 2013. Total RSU awards held by our non-employee Trustees as of December 31, 2013 were as follows:

RSUs and Dividend Equivalent
Units Outstanding on
Trustee	December 31, 2013
Richard H. Booth	35,846
John S. Clarkeson	2,635
Cotton M. Cleveland	35,846
Sanford Cloud, Jr.	19,885
James S. DiStasio	2,635
Francis A. Doyle	2,635
Charles K. Gifford	2,635
Paul A. La Camera	2,635
Kenneth R. Leibler	2,635
Charles W. Shivery	294,788
William C. Van Faasen	2,635
Frederica M. Williams	2,635
Dennis R. Wraase	12,572

(3)	Reflects the difference between the interest earned on amounts deferred under the deferred compensation program and interest calculated at 120% of the Internal Revenue Service prescribed applicable monthly long-term federal rate which represents a market rate of return. We do not provide pension benefits to our non-employee Trustees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Trustees and executive officers of Northeast Utilities and persons who beneficially own more than ten percent of the outstanding common shares of Northeast Utilities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. We assist our Trustees and executive officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based on such reports and the written representations of our Trustees and executive officers, we believe that for the year ended December 31, 2013, all such reporting requirements were compiled in a timely manner, except Mr. May reported a 2012 gift to a family trust on a Form 4 filed on March 7, 2013, instead of on a Form 5.

48       2014 Proxy Statement

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Shareholders are being asked to vote on an advisory proposal to approve the compensation of our Named Executive Officers, as disclosed in the Compensation Discussion and Analysis (CD&A), compensation tables and narrative discussion in this proxy statement, commonly known as “Say-on-Pay.” The shareholder vote is advisory only and is not binding on us or the Board of Trustees. The Board of Trustees, however, has and will continue to take the results of the vote into consideration when making future decisions regarding the compensation of our Named Executive Officers.

The fundamental objective of our Executive Compensation Program is to motivate executives and key employees to support our strategy of investing in and operating businesses that benefit customers, employees, our communities and shareholders. We strive to provide executive officers with base salary, performance-based annual incentive compensation opportunities, and long-term incentive compensation opportunities that are competitive with the market and that align pay with performance. We believe that based upon our excellent corporate and executive performance in 2013 that such alignment exists. Shareholders are encouraged to read the CD&A, compensation tables and narrative discussion in this proxy statement.

Our 2013 Executive Compensation Program included the following material elements:

  Base Salary

  Annual Incentive Program

  Long-Term Incentives (consisting of RSUs and performance shares)

  Nonqualified Deferred Compensation

  Supplemental Executive Retirement Plan

  Certain officer perquisites and

  Employment Agreements that provide payments and benefits upon involuntary termination of employment and termination of employment resulting from a change of control.

The Executive Compensation Program also features share ownership guidelines and a holding period requirement to emphasize the importance of share ownership, along with policies that call for the clawback of compensation under the circumstances described in this proxy statement and that prohibit the pledging or hedging of our common shares.

The compensation of our Named Executive Officers during 2013 was consistent with the following outstanding achievements and superior performance:

  Our 2013 recurring earnings were $2.53 per share, an 11% increase over 2012 results, excluding merger and related settlement costs, exceeding our challenging earnings per share goal of $2.50

  We achieved operations and maintenance cost reductions through successful integration activities, resulting in a 3.2% reduction in operating expenses from 2012, while continuing excellent operating performance

  We increased our dividend to $1.47 per share, a 7.1% increase and nearly double the industry average dividend growth of 3.7%

  For 2013, we delivered total shareholder return of 12.3%, the fifth straight year of double-digit total shareholder return

  Our cumulative total shareholder returns of 47.0%, 110.3%, 194.5% and 313.8% over the past three-, five-, 10- and 15- year periods outperformed the utility industry over those same periods

We continue to believe that the compensation of our Named Executive Officers is aligned with our financial performance. We exceeded our financial and strategic objectives in 2013, and as a result, the Compensation Committee provided base pay increases and annual incentive awards to the executive officers, including the Named Executive Officers, reflecting our excellent performance.

The Compensation Committee and the Board of Trustees believe that our Executive Compensation Program is effective in implementing our compensation philosophy and in achieving its goals. We are requesting your non-binding vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and related material disclosed in this proxy statement, is hereby APPROVED.”

The Board of Trustees recommends that shareholders vote FOR this proposal.

2014 Proxy Statement       49

PROPOSAL 3: RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected the independent registered public accounting firm of Deloitte & Touche LLP to serve as the independent registered public accounting firm of Northeast Utilities and its subsidiaries for 2014. Pursuant to the recommendation of the Audit Committee, the Board of Trustees recommends that shareholders ratify the selection of Deloitte & Touche LLP to conduct an audit of Northeast Utilities for 2014. Our Declaration of Trust does not require that our shareholders ratify the selection of the independent registered public accounting firm. The Board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification as a matter of good corporate practice. Whether or not the selection of Deloitte & Touche LLP is ratified by our shareholders, the Audit Committee may, in its discretion, change the selection at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders. This is consistent with the responsibilities of the Audit Committee as outlined in its charter.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions raised by shareholders at the meeting.

The affirmative vote of a majority of those votes cast at the meeting is required to ratify the selection of Deloitte & Touche LLP.

The Board of Trustees recommends that shareholders vote FOR this proposal.

Relationship with Independent Registered Public Accounting Firm

Fees Billed By Principal Independent Registered Public Accounting Firm

The aggregate fees billed to NU and its subsidiaries by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the Deloitte Entities), for the years ended December 31, 2013 and 2012 totaled $3,616,225 and $4,459,500, respectively. Fees in 2012 were substantially higher as a result of services provided in connection with the merger between the company and NSTAR. In addition, affiliates of Deloitte & Touche LLP as noted below provide other accounting services to NU. Fees consisted of the following:

1. Audit Fees

The aggregate fees billed to NU and its subsidiaries by Deloitte & Touche LLP for audit services rendered for the years ended December 31, 2013 and 2012 totaled $3,493,925 and $4,356,000, respectively. The audit fees were incurred for audits of consolidated financial statements of Northeast Utilities and its subsidiaries, reviews of financial statements included in the Combined Quarterly Reports on Form 10-Q of Northeast Utilities and its subsidiaries, comfort letters, consents and other costs related to registration statements and financings. The fees also included audits of internal controls over financial reporting as of December 31, 2013 and 2012. As noted above, Audit Fees were substantially higher in 2012 due to the NSTAR merger.

2. Audit Related Fees

The aggregate fees billed to NU and its subsidiaries by the Deloitte Entities for audit related services rendered for the years ended December 31, 2013 and 2012 totaled $100,000 and $88,000, respectively. The audit related fees were incurred for procedures performed in the ordinary course of business in support of certain regulatory filings.

3. Tax Fees

The aggregate fees billed to NU and its subsidiaries by the Deloitte Entities for tax services for the years ended December 31, 2013 and 2012 totaled $20,800 and $14,000, respectively. Tax fees for 2013 and 2012 related primarily to reviews of tax returns.

50       2014 Proxy Statement

PROPOSAL 3: RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

4. All Other Fees

The aggregate fees billed to NU and its subsidiaries by the Deloitte Entities for services other than the services described above totaled $1,500 for each of the years ended December 31, 2013 and 2012. This fee was for a license for access to an accounting standards research tool.

The Audit Committee pre-approves all auditing services and permitted audit related or other services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate its authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. During 2013, all services described above were pre-approved by the Audit Committee.

The Audit Committee has considered whether the provision by the Deloitte Entities of the non-audit services described above was allowed under Rule 2-01(c)(4) of Regulation S-X and was compatible with maintaining the independence of the registered public accountants and has concluded that the Deloitte Entities were and are independent of us in all respects.

Report of the Audit Committee

The Audit Committee of the Board of Trustees is comprised of the six Trustees named below. Each member of the Committee is independent as required by the listing standards of the NYSE and the SEC’s audit committee independence rules. The primary function of the Audit Committee is to assist the Board of Trustees in its oversight responsibilities with respect to the integrity of the Company’s financial statements, the performance of the Company’s internal audit function, the qualifications, independence and performance of Deloitte & Touche LLP (the Company’s independent registered public accounting firm) and the compliance by the Company with legal and regulatory requirements. The Committee is solely responsible for oversight of the relationship of the Company with our independent registered public accounting firm on behalf of the Board of Trustees. As part of these responsibilities, during 2013, the Audit Committee:

  Received from the independent registered public accounting firm the written disclosure, including the letter from the independent registered public accountants required by the Independence Standards Board Standard No. 1 and has discussed these matters and the independent registered public accounting firms’ independence with the independent registered public accounting firm as required by the SEC’s independence rules, Rule 2-01 of Regulation S-X;

  Discussed with the independent registered public accounting firm the matters to be discussed by Statement on Auditing Standards No. 61; and
  Reviewed and discussed with management the audited consolidated financial statements of Northeast Utilities for the years ended December 31, 2013 and 2012.

Management is responsible for the Company’s financial statements, the overall reporting process and the system of internal control over financial reporting. Deloitte & Touche LLP, as our independent registered public accounting firm, is responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity, in all material respects, of the annual financial statements with generally accepted accounting principles in the United States and expressing an opinion on the effectiveness of our internal control over financial reporting as of the end of the fiscal year.

In performing their oversight responsibility, the Audit Committee, whose members are all financially literate and whose Chair is an audit committee financial expert, rely without independent verification on the information provided to them, and on the representations made by management and Deloitte & Touche.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Trustees that the audited consolidated financial statements be included in Northeast Utilities’ Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

The Committee has directed the preparation of this report and has approved its content and submission to shareholders.

Respectfully submitted,

Richard H. Booth (Chair)	Kenneth R. Leibler
John S. Clarkeson	William C. Van Faasen
Paul A. La Camera	Frederica M. Williams

February 24, 2014

2014 Proxy Statement       51

OTHER MATTERS

The Board of Trustees knows of no matters other than the foregoing to come before the meeting. However, if any other matters come before the meeting, the persons named in the enclosed proxy will vote in their discretion with respect to such other matters.

SHAREHOLDER PROPOSALS

If you would like us to consider including a proposal in our proxy statement for the 2015 Annual Meeting of Shareholders, your proposal must be received by the Corporate Secretary’s office no later than November 20, 2014, and must satisfy the conditions established by the SEC. Written notice of proposals of shareholders to be considered at the 2015 Annual Meeting without inclusion in next year’s proxy statement must be received on or before February 3, 2015. If a notice is received after February 3, 2015, then the notice will be considered untimely and the proxies held by management may provide the discretion to vote against such proposal, even though the proposal is not discussed in the proxy statement. Northeast Utilities considers these dates to be reasonable deadlines for submission of proposals before we begin to print and mail our proxy materials for the 2015 Annual Meeting of Shareholders. Proposals should be addressed to: Richard J. Morrison, Assistant Secretary, Northeast Utilities, Post Office Box 270, Hartford, Connecticut 06141-0270.

By Order of the Board of Trustees,

Gregory B. Butler
Senior Vice President, General Counsel
and Secretary

2013 ANNUAL REPORT AND ANNUAL REPORT ON FORM 10-K

Northeast Utilities’ Annual Report for the year ended December 31, 2013, including financial statements, was mailed with this proxy statement or made available to shareholders on the Internet. We will mail an additional copy of the 2013 Annual Report to any shareholder upon request. We will provide shareholders with a copy of our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on February 25, 2014, including the financial statements and schedules thereto, without charge, upon receipt of a written request sent to:

Richard J. Morrison Assistant Secretary Northeast Utilities Post Office Box 270 Hartford, Connecticut 06141-0270

52       2014 Proxy Statement

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 30, 2014 (11:59 p.m., Eastern Time, April 28, 2014 for participants in the Northeast Utilities Service Company 401K Plan).

Vote by Internet
Go to www.envisionreports.com/NU Or scan the QR code with your smartphone Follow the steps outlined on the secure website

Vote by telephone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada Follow the instructions provided by the recorded message

Annual Meeting Proxy/Vote Authorization Card

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

A	Proposals — Management recommends a vote FOR all nominees and FOR Proposals 2 and 3.
1. Election of Trustees:	01 - Richard H. Booth	02 - John S. Clarkeson	03 - Cotton M. Cleveland
	04 - Sanford Cloud, Jr.	05 - James S. DiStasio	06 - Francis A. Doyle
	07 - Charles K. Gifford	08 - Paul A. La Camera	09 - Kenneth R. Leibler
	10 - Thomas J. May	11 - William C. Van Faasen	12 - Frederica M. Williams
13 - Dennis R. Wraase

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), mark here and write the name(s) of such nominee(s) below.

		For	Against	Abstain
2.

To consider and approve the following advisory (non-binding) proposal: “RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

		☐	☐	☐

3.	To ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for 2014.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

You can access your Northeast Utilities account online.

You can access your registered shareholder information on the following secure Internet site: http://www.computershare.com/investor.

Step 1: Register (1st time users only) Click on “Create Login” and follow the instructions. Step 2: Log In (Returning users) Click “Login” and follow the instructions.	Step 3: View your account details and perform multiple transactions, such as:
	View account balances View transaction history View payment history View common share quotes	Change your address View electronic shareholder communications Buy or sell shares Check replacements

If you are not an Internet user and wish to contact Northeast Utilities, you may use one of the following methods:

Call: 1.800.999.7269
Write: Northeast Utilities, c/o Computershare, P.O. Box 43078, Providence, RI 02940-3078

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.
The proxy statement and 2013 Annual Report to shareholders are available at www.envisionreports.com/NU.

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

Proxy/Vote Authorization Form – NORTHEAST UTILITIES

Annual Meeting of Shareholders May 1, 2014

Proxy/Vote Authorization Form is Solicited by Board of Trustees of the Company

The undersigned appoints Thomas J. May, Sanford Cloud, Jr. and Gregory B. Butler, and each of them, proxies of the undersigned, with power to act without the other and full power of substitution, to act for and to vote all common shares of Northeast Utilities that the undersigned would be entitled to cast if present in person at the 2014 Annual Meeting of Shareholders of Northeast Utilities to be held on May 1, 2014, and at any postponement or adjournment thereof, upon the matters indicated on the reverse side of this card.

This card also constitutes voting instructions for participants in the Northeast Utilities Service Company 401K Plan. The undersigned hereby directs the applicable trustee to vote all common shares credited to the undersigned’s account at the Annual Meeting and any adjournment thereof.

(Continued and to be marked, dated and signed, on the reverse side.)

C	Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.